Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 6, 2017

among

DFC HOLDINGS, LLC,

DOLE FOOD COMPANY, INC.,

The Lenders Party Hereto

DEUTSCHE BANK SECURITIES INC.

THE BANK OF NOVA SCOTIA

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Syndication Agents

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

DEUTSCHE BANK SECURITIES INC.

THE BANK OF NOVA SCOTIA

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners and Joint Lead Arrangers

-i-

-ii-

SCHEDULES:

Schedule 1.01	–	Consolidated EBITDA
Schedule 2.01	–	Commitments
Schedule 3.01	–	Subsidiaries
Schedule 3.05	–	Material Real Property
Schedule 3.06	–	Litigation
Schedule 5.09(d)	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05(f)	–	Existing Investments
Schedule 6.07	–	Affiliate Transactions
Schedule 9.01	–	Administrative Agent’s Office; Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Tranche B Term Note
Exhibit C	–	Form of Intercreditor Agreement
Exhibit D	–	Form of Guarantee and Security Agreement
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Compliance Certificate
Exhibit H	–	[Reserved]

-iii-

Exhibit I-1	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	–	Form of First Lien Intercreditor Agreement

-iv-

CREDIT AGREEMENT (this “Agreement”) dated as of April 6, 2017 among DFC HOLDINGS, LLC (“Holdings”), DOLE FOOD COMPANY, INC., the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Administrative Agent” means the “Administrative Agent” as defined in the ABL Credit Agreement or any administrative agent or collateral agent under any refinancing of the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit Agreement dated as of April 6, 2017, by and among the Company, Solvest, various lending institutions party thereto, Bank of America, N.A., as Administrative Agent, and the other parties thereto, as it may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time subject to the limitation set forth in Section 6.01(h).

“ABL Financial Covenant Event of Default” means an “Event of Default” (as defined in the ABL Credit Agreement) resulting from a breach of Section 6.09 of the ABL Credit Agreement as in effect on the Closing Date (or the corresponding provision of any other ABL Credit Agreement).

“ABL Lender” means a “Lender” as defined in the ABL Credit Agreement.

“ABL Loans” means the Loans under (and as defined in) the ABL Credit Agreement, and includes any refinancing thereof.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Company or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Subsidiary.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment or an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Replacement Term Loans or Extended Term Loans which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Replacement Term Loans or Extended Term Loans and otherwise satisfactory to the Administrative Agent and the Borrower.

“Additional Vessel Mortgage” has the meaning provided in Section 5.09(c).

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning provided in Section 9.01(c).

“Agreement” has the meaning provided in the introductory paragraph hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Percentage” means, with respect to any Lender, with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans of such Class.

“Applicable Prepayment Percentage” means at any time, for purposes of Section 2.10(b)(iv) and the definition of “Retained Excess Cash Flow Amount,” 50%; provided that, so long as no Default or Event of Default is then in existence, (i) if the Consolidated Net Leverage Ratio is less than 3.50:1.00 but greater than or equal to 2.00:1.00 as at the last day of the most recently ended fiscal year of the Company (as set forth in an officer’s certificate delivered pursuant to Section 5.01(c) for the fiscal year of the Company then last ended), the Applicable Prepayment Percentage shall instead be 25% and (ii) if the Consolidated Net Leverage Ratio is less than 2.00:1.00 as at the last day of the most recently ended fiscal year of the Company (as set forth in an officer’s certificate delivered pursuant to Section 5.01(c) for the fiscal year of the Company then last ended), the Applicable Prepayment Percentage shall instead be 0%; provided, that if, as of the last day of any fiscal year of the Company ending more than 12 months after the Closing Date, the Consolidated Net Leverage Ratio is greater than 5.00 to 1.0, the Applicable Prepayment Percentage shall instead be 75% for such fiscal year.

“Applicable Rate” means (a) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 5.01, (i) 3.00% in the case of Tranche B Term Loans that are Eurocurrency Loans and (ii) 2.00%, in the case of Tranche B Term Loans that are Base Rate Loans and (b) thereafter, the following percentages per annum, based upon the First Lien Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Pricing Level	First Lien Net Leverage Ratio	Eurocurrency Rate	Base Rate
1	>3.75 to 1.00	3.00%	2.00%
2	≤3.75 to 1.00	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that, “Pricing Level 1” (as set forth above) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Approved Fund” means any Fund or other entity that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc., The Bank of Nova Scotia and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clauses (j), (k) (r) (to the extent Dispositions under Section 6.11(r) yield Net Cash Proceeds in excess of $1,000,000 in any Fiscal Year) or (y) of Section 6.11 which yields Net Cash Proceeds to the Company or any of its Restricted Subsidiaries.

“Assignee Group” means two or more Lenders or Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment advisor or manager.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Augmenting Lender” has the meaning assigned to such term in Section 2.19(a).

“Available Amount” means, at any time:

(i) the cumulative amount of cash and Cash Equivalent proceeds received by the Company (other than from a Subsidiary) from (i) the sale of, or capital contribution with respect to, its Qualified Equity Interests following the Closing Date and at or prior to such time, and (ii) from the sale of the Qualified Equity Interests of any Unrestricted Subsidiary or any minority Investments (other than any such sale to the Borrower or a Restricted Subsidiary) following the Closing Date and at or prior to such time so long as such Investments in this clause (ii) were originally made pursuant to Section 6.05(l); provided, in each case in this clause (ii), that such amount does not exceed the amount of such Investment made pursuant to Section 6.05(l) as such amount is reduced by any returns contemplated by clauses (iv) and (vi) below prior to such time; plus

(ii) the Retained Excess Cash Flow Amount at such time; plus

(iii) $25,000,000; plus

(iv) any dividend or other distribution by, or interest, returns of principal, repayments and similar payments by an Unrestricted Subsidiary or received in respect of minority Investments so long as such Investments were originally made pursuant to Section 6.05(l); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 6.05(l) as such amount is reduced by any returns contemplated by clause (vi) below prior to such time;

(v) to the extent not otherwise applied to prepay the Loans in accordance with the terms hereof or to prepay the Junior Lien Notes, the amount of any Declined Proceeds accrued since after the Closing Date; plus

(vi) without duplication, in the event that the Available Amount has been reduced as a result of an Investment made pursuant to Section 6.05(l), (x) the aggregate amount of all cash returns received by the Company or any of its Restricted Subsidiaries in connection with the Disposition of any such Investment and (y) the aggregate amount of all cash returns received by the Company or any of its Subsidiaries in the form of dividends, interest, returns of capital, profits, redemptions, releases of guarantees or repayments of loans or advances in respect of such Investment (in each case, up to the amount of the original Investment as such amount is reduced by any returns contemplated by clause (iv) above prior to such time); minus

(vii) the amount of outstanding Investments made in reliance on the Available Amount pursuant to Section 6.05(l); minus

(viii) the amount of Restricted Payments made in reliance on the Available Amount prior to such time pursuant to Section 6.04(g)(y); minus

(ix) the amount applied to make payments in respect of Specified Indebtedness in reliance on the Available Amount prior to such time pursuant to Section 6.06(a)(iv)(B).

“Available Liquidity” means, at any time, the sum of (i) the maximum additional amount of borrowings the Company would be permitted to make under the ABL Facility on such date and (ii) the amount of unrestricted cash and cash equivalents of the Company and its Restricted Subsidiaries on such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBO Rate plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. “Base Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate. Notwithstanding the foregoing, the Base Rate for any Borrowing of Tranche B Term Loans will be deemed to be 2.00% per annum if the Base Rate for such Tranche B Term Loans calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company.

“Borrowing” means Term Loans of a single Class and Type made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing of Term Loans pursuant to a written request in form reasonably satisfactory to the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located or the state of New York and if such day relates to any interest rate settings as to a Eurocurrency Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“CAM Exchange” means the exchange of the Lenders’ interests on the CAM Exchange Date provided for in Article VII.

“CAM Exchange Date” means the earliest to occur of (x) the date on which any Event of Default referred to in clause (h) or (i) of Article VII shall occur with respect to the Borrower and (y) the date on which the Loans are accelerated pursuant to Article VII.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate amount of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) on the CAM Exchange Date and immediately prior to the CAM Exchange.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company and its Consolidated Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Closing Date, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date that would appear on a balance sheet of such Person prepared as of such date.

“Cash Equivalents” means (i) Dollars, Euros, Sterling, Swedish Krona and, in the case of any of the Foreign Subsidiaries of the Company, such local currencies held by them from time to time in the ordinary course of their businesses, (ii) securities issued or directly fully guaranteed or insured by the governments of the United States, Switzerland, Japan, Canada and members of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective government is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, (x) in the case of a domestic commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) and (y) in the case of a foreign commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper having a rating of at least A-1 from S&P or at least P-1 from Moody’s and in each case maturing within six months after the date of acquisition and (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above. Furthermore, with respect to Foreign Subsidiaries of the Company, Cash Equivalents shall include bank deposits (and investments pursuant to operating account agreements) maintained with various local banks in the ordinary course of business consistent with past practice of the Company’s Foreign Subsidiaries.

“Cash Management Bank” means any Person that was a Lender or an Affiliate of a Lender (x) on the Closing Date or (y) at the time the Company or any Subsidiary initially incurred any Cash Management Obligation to such Person.

“Cash Management Obligations” means obligations owed by the Company or any Restricted Subsidiary (or Person that was a Restricted Subsidiary at the time any of the following services were provided) to any Lender or any Affiliate of a Lender in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (2) the Company’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any Lender or any Affiliate of a Lender (“card obligations”).

“Casualty Event” means, with respect to any property of the Company or any Restricted Subsidiary, any loss or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which the Company or any Restricted Subsidiary receives any insurance proceeds (other than proceeds of business interruption insurance) or condemnation awards.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date;

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities or any foreign regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(i) prior to a Qualified IPO, the Permitted Holders shall cease to directly or indirect beneficially and of record cease to own Equity Interests of Holdings representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding common Equity Interests of Holdings;

(ii) following a Qualified IPO, any “person” (as defined in Section 13(d) of the Exchange Act) other than the Permitted Holders shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding common Equity Interests of the Company (or any direct or indirect parent company of the Company subject to such Qualified IPO) unless the Permitted Holders shall directly or indirectly beneficially and of record own Equity Interests of the Company (or any direct or indirect parent company of the Company subject to such Qualified IPO) representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding common Equity Interests of the Company (or any direct or indirect parent company of the Company subject to such Qualified IPO);

(iii) following a Qualified IPO, the board of directors of the Company (or any direct or indirect parent company of the Company subject to such Qualified IPO) shall cease to consist of a majority of Continuing Directors;

(iv) (A) prior to a Qualified IPO with respect to the Company, Holdings shall cease to directly or indirectly own 100% of the Equity Interests of the Company, or (B) at any time any Loans of Solvest are outstanding, the Company shall cease to directly or indirectly own 100% of the Equity Interests of Solvest; or

(v) a “change of control” or similar event shall occur as provided in any Specified Indebtedness.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (A) (1) the Company or Holdings becomes a direct or indirect wholly-owned subsidiary (the “Sub Entity”) of a holding company, (2) holders of securities that represented 100% of the voting power of the Equity Interests of the Company or Holdings immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction), other than holders receiving solely cash in lieu of fractional shares, own directly or indirectly at least a majority of the voting power of the Equity Interests of such holding company (and no Person or group other than such holding company, Holdings or a Permitted Holder owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company) and (3) the Permitted Holders directly or indirectly beneficially and of record own a majority of the voting power of Holdings or the Company, as applicable; provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of the Sub Entity or (B) the common stock of Company is changed or exchanged solely to reflect a change in its jurisdiction of incorporation to the jurisdiction of another State within the United States of America.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans, Incremental Term Loans of any series, Extended Term Loans of any series or Replacement Term Loans of any series.

“Closing Date” means April 6, 2017.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in any Collateral Document and all Mortgaged Properties (or any equivalent term).

“Collateral Documents” means, collectively the Guarantee and Security Agreement, each Mortgage, each security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent and the Lenders pursuant to Section 5.09 and each of the other agreements, instruments or documents executed by any Loan Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Tranche B Term Loan pursuant to Section 2.01, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Lenders’ Commitments is $950,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Dole Food Company, Inc., a North Carolina corporation.

“Company Materials” has the meaning assigned to such term in Section 5.01.

“Consolidated EBIT” means, for any period, the Consolidated Net Income (without giving effect to (x) any extraordinary gains or losses and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) before (i) total interest expense (inclusive of amortization of deferred financing fees and any other original issue discount) of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period, and (ii) provision for taxes based on income and foreign withholding taxes (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), in each case to the extent deducted (and not otherwise added back) in determining Consolidated Net Income for such period.

“Consolidated EBITDA” means for any period, Consolidated EBIT, adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not already added back in determining Consolidated EBIT), or (in the case of clause (vii) below) not included in determining Consolidated Net Income for such period, the amount of (i) all depreciation and amortization expense, (ii) any other non-cash charges, losses or expenses incurred in such period, (iii) (A) the Transaction Expenses and (B) the amount of all fees and expenses and charges (including expenses of the type described in clause (x)(vi) below) incurred in connection with (1) the Acquisition (as defined in the Existing Credit Agreement), the Specified Asset Sale and the Existing Credit Agreement (provided that the aggregate amount of such fees and expenses and charges (other than in connection with the shareholder litigation described on Schedule 3.06) incurred following the 18 month anniversary of the Closing Date and added back pursuant to this clause (iii)(B)(1) shall not exceed $10,000,000 for all such periods), and (2) any transaction (regardless of whether consummated or not) permitted hereunder including, without limitation, equity issuances, public offering of equity, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts or the incurrence or refinancing, waiver, consent or amendment of any Indebtedness for such period to the extent same were deducted in arriving at Consolidated EBIT for such period, (iv) any losses attributable to the interest component of cross-currency hedging arrangements even if such transactions are treated for GAAP purposes as foreign exchange transactions, (v) earn-out and contingent consideration obligations incurred or accrued in connection with any Permitted Acquisition or similar Investment and paid or accrued during such period, (vi) any after-tax effect on income of extraordinary, non-recurring or unusual gains, income, losses, expenses or charges (including the effect of all fees and expenses relating thereto), severance, relocation costs, integration costs, consolidation and costs related to the opening, closure, relocation and/or consolidation of plants and facilities, signing, retention or completion costs and bonuses, recruiting costs, recruiting and hiring bonuses, transition costs, and taxes related to issuances of significant options and curtailments or modifications to pension and post-retirement employee benefit plans and corporate reorganization shall be excluded in an amount for any period not to exceed, together with the amount of Other Adjustments and adjustments made pursuant to clause (x)(vii) and clause (x)(xiii), for such period, 20% of Consolidated EBITDA for such period (prior to giving effect to any such increase pursuant to this clause (x)(vi), clause (x)(vii), clause (x)(xiii) or such Other Adjustments), (vii) the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Event (as defined below) projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Company or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower) with respect to any investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, restricted payment, Subsidiary designation, restructuring, cost saving initiative or other initiative (collectively, a “Specified Event”), within 18 months after such Specified Event (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are added back pursuant to another clause of this definition or the definition of “Pro Forma Basis” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Company or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant applicable periods; provided, that, the aggregate amount of adjustments pursuant to this clause (x)(vii), together with the aggregate amounts added back pursuant to clauses (x)(vi), clause (x)(xiii), and Other Adjustments, shall not exceed 20% of Consolidated EBITDA for the four quarter period ending on any date of determination (prior to giving effect to the addback of such items pursuant to this clause (x)(xiii) or clauses (x)(vi), clause (x)(vii), or such Other Adjustments), (viii) any fees, costs and expenses incurred by the Borrower or a Restricted Subsidiary relating to litigation, claims, investigations, proceedings and/or settlement relating to litigation, claims, investigations, proceedings or disputes; provided, that the aggregate amount of such fees, costs and expenses incurred after the Closing Date (other than those incurred in connection with such litigation, claims, investigations, proceedings or disputes existing on the Closing Date) shall not exceed $7,500,000 for any Test Period, with unused amounts being available in subsequent periods subject to a maximum of $25,000,000 for all such periods, (ix) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount; (x) costs incurred associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002, in connection with any Qualified IPO (whether or not consummated), and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs and costs and expenses incurred in connection with acquisitions, investments, Dispositions, equity issuances and other transactions permitted by this Agreement, in any case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460), (including integration and transition costs), consulting and accounting fees, legal fees, and other professional fees; (xi) non-recurring costs or expenses incurred to procure and implement new enterprise resource planning information systems, (xii) costs or expenses arising from claims that would otherwise be indemnified or reimbursed, if such claims exceeded any thresholds required in such underlying agreements; (xiii) costs or expenses arising from charitable contributions; provided, that, the aggregate amount of such costs or expenses added back pursuant to this clause (x)(xiii), together with the aggregate amounts added back pursuant to clauses (x)(vi), clause (x)(vii), and Other Adjustments, shall not exceed 20% of Consolidated EBITDA for the four quarter period ending on any date of determination (prior to giving effect to the addback of such items pursuant to this clause (x)(xiii) or clauses (x)(vi), clause (x)(vii), or such Other Adjustments); (xiv) losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Facilities, and (xv) any adjustment of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth on Schedule 1.01 to the extent such adjustments, without duplication, continue to be applicable during such period and (y) subtracting therefrom (i) to the extent included in arriving at Consolidated EBIT for such period, the amount of non-cash gains during such period, (ii) the aggregate amount of all cash payments made during such period in connection with non-cash charges incurred in a prior period, to the extent such non-cash charges were added back pursuant to clause (x)(ii) above (and, for the avoidance of doubt, not added back pursuant to any other component of this definition) in a prior period and (iii) any gains attributable to the interest component of cross-currency hedging arrangements even if such transactions are treated for GAAP purposes as foreign exchange transactions to the extent same were included in arriving at Consolidated EBIT for such period. Notwithstanding the foregoing, subject to adjustment for Specified Transactions occurring after the Closing Date, Consolidated EBITDA for the second, third, and fourth Fiscal Quarters in 2016 shall be deemed to be $90,501,000, $53,045,000, and $26,556,000, respectively.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, with respect to the Company and its Consolidated Subsidiaries for any period, the aggregate of the Net Income of the Company and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, and without reduction for any dividends on preferred equity interests; provided, however, that:

(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, in the case of a gain, or to the extent of any contributions or other payments by the referent Person, in the case of a loss;

(b) the Net Income of any Person that is a Subsidiary that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person;

(c) the cumulative effect of a change in accounting principles shall be excluded;

(d) any after-tax effect of income (loss) (x) from the early extinguishment of Indebtedness or Swap Agreements or other derivative instruments and (y) from sales or dispositions of assets (other than in the ordinary course of business, which, for the avoidance of doubt, it shall be agreed that dispositions of agricultural land in Hawaii substantially consistent with past practice since the date of the Existing Credit Agreement are in the ordinary course of business), including any reconstruction, re-commissioning or reconfiguration of fixed assets, abandoned and discontinued operations, in each case, shall be excluded;

(e) any non-cash compensation expense recorded from grants and periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

(f) any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g) gains and losses resulting solely from fluctuations in foreign currencies shall be excluded;

(h) to the extent covered by insurance and actually reimbursed, or, so long such amount is (i) not denied by the applicable carrier in writing and (ii) in fact reimbursed within 365 days of the date of such event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events shall be excluded and the proceeds of business interruption shall be deemed to increase Consolidated Net Income;

(i) to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, fees, costs, expenses or reserves incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition or disposition of any Person or line of business shall be excluded; and

(j) any unrealized or realized net gain or loss resulting from currency translation gains or losses impacting net income (including currency remeasurements of Indebtedness), any net loss or gain resulting from hedge agreements for currency exchange risk associated with the above (and those resulting from intercompany Indebtedness) and any foreign currency translation gains or losses shall be excluded.

“Consolidated Net Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period

“Consolidated Subsidiaries” means Subsidiaries that are consolidated with the Company in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such time calculated on a consolidated basis (other than Indebtedness described in clause (ii), (v), (vii) or (viii) of the definition of “Indebtedness”) (provided that there shall be included in Consolidated Total Indebtedness, any Indebtedness (x) in respect of drawings under letters of credit to the extent not reimbursed within two Business Days after the date of such drawing and (y) in respect of any Swap Agreement not permitted by Section 6.01(l)) plus (ii) the principal amount of any obligations of any Person (other than the Company or any Restricted Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Company or any Restricted Subsidiary (whether or not reflected on a consolidated balance sheet of the Company).

“Consolidated Total Net Indebtedness” means at any time the excess, of (i) Consolidated Total Indebtedness at such time over (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries at such time held free and clear of all Liens other than Liens securing the Obligations (or that are subject to the Intercreditor Agreement) and bankers’ liens and similar inchoate Liens.

“Continuing Directors” means the directors of the Company on the Closing Date after giving effect to the Transactions and each other director if such director’s election to, or nomination for the election to, the board of directors of the Company is recommended or approved by a majority of then Continuing Directors.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning provided in Section 2.10(b)(x).

“Default” means any event or condition which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in Section 2.12(c).

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Act; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or any Subsidiary in connection with a Disposition made pursuant to Section 6.11(j) or (k) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Company setting forth the basis of such fair market value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 6.11(j) or (k) to the extent the Company or any Subsidiary converts the same to cash or Cash Equivalents following the closing of the applicable Disposition).

“Designated Obligations” means all obligations of the Borrower and Solvest with respect to principal of and interest on all Loans.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings, but excluding, licenses, sublicenses, leases and subleases entered into in the ordinary course of business, or consistent with past practice, or that are customarily entered into by companies in the same or similar lines of business.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Company has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 6 months after the Term Loan Maturity Date; provided, that if such Equity Interest is issued to any current or former employee or to any plan for the benefit of employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members or management or consultants, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Disqualified Institution” means any competitor of the Company or any of its Restricted Subsidiaries (other than a bona fide debt fund) identified in writing to the Administrative Agent and the Lenders by the Borrower from time to time. The list of Disqualified Institutions shall be available for inspection upon request by any Lender.

“Dissenting Shares” has the meaning assigned to such term in Section 6.14.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Restricted Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by the Company or any of its Subsidiaries under any Environmental Law or any permit issued to the Company or any of its Subsidiaries under any such law (hereunder “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, including the common law, concerning the protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or the effect of Hazardous Materials on the environment or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company, any Restricted Subsidiary or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company, any Restricted Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company, any Restricted Subsidiary or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company, any Restricted Subsidiary or any ERISA Affiliates from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (g) the receipt by the Company, any Restricted Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, any Restricted Subsidiary or any ERISA Affiliate of any notice, concerning the imposition upon the Company, any Restricted Subsidiary or any ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, (a) net cash flow provided by (used in) operating activities for such period as reported on the consolidated statements of cash flow of the Company and its Restricted Subsidiaries for such period delivered under Section 5.01 (excluding amounts attributable to Unrestricted Subsidiaries except to the extent such Unrestricted Subsidiaries’ net income is included in Consolidated Net Income) minus (b) the sum of, in each case to the extent not otherwise reducing net cash flow provided by (used in) operating activities in such period, without duplication, (i) scheduled principal payments and payments of interest in each case made in cash on Indebtedness (other than Indebtedness under a revolving credit facility except to the extent there is a corresponding reduction in commitments) during such period (including for purposes hereof, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), in each case other than to the extent financed with the net proceeds of any equity issuance, Asset Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility), (ii) optional prepayments of Indebtedness for borrowed money

(other than the Loans) during such period in each case other than to the extent financed with the net proceeds of any equity issuance, Asset Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility) and mandatory prepayments of Capital Lease Obligations to the extent required due to a Disposition that resulted in an increase to cash flow and not in excess of the amount of such increase; provided that in the case of any revolving Indebtedness such repayment shall only be included in this clause (ii) to the extent that such repayment results in a permanent reduction of the commitments thereunder, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of all Capital Expenditures made by the Company and its Restricted Subsidiaries during such period or the aggregate consideration with respect to any Capital Expenditures required pursuant to a binding contract, in each case to be paid in cash during such period by the Company or any of its Restricted Subsidiaries, the consummation of which is delayed beyond the end of such period, other than to the extent financed with the net proceeds of any equity issuance, Asset Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility); provided that, to the extent the aggregate amount of cash actually utilized to finance any such Capital Expenditure during such period is less than the amount required or expected to be paid in connection with such Capital Expenditure during such period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow on (i) the date such Capital Expenditure is consummated or made or (ii) the date the binding contract, lease or letter of intent with respect to such Capital Expenditure is terminated and (iv) without duplication of amounts deducted from Excess Cash Flow in prior periods, other than to the extent financed with the net proceeds of any equity issuance, Asset Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility), cash sums expended for Investments and, at the option of the Borrower, any payments (including earn-outs) required to be made pursuant to binding commitments (the “Scheduled Investment Consideration”) in respect of any such Investment made or contractually committed to be made during the period of four consecutive fiscal quarters of the Borrower following the end of such period pursuant to (b), (f) (in the case of Investments contemplated on the Closing Date), (h), (i), (m), (p), (q) and (t) of Section 6.05 during such period, for Dispositions permitted pursuant to Section 6.11, and for Restricted Payments and at the option of the Borrower, any payments required to be made pursuant to binding commitments (the “Scheduled Restricted Payment Consideration”) in respect of any such Restricted Payment made or contractually committed to be made during the period of four consecutive fiscal quarters of the Borrower following the end of such period pursuant to (c), (g) (to the extent made from the retained Excess Cash Flow portion of the Available Amount), (i), (j), (l) (with respect to any Transaction Expenses) and (m) of Section 6.04, and, to the extent not reflected as a reduction in Consolidated Net Income for such period, Section 6.04(k) during such period, in each case, whether successful or not; provided that to the extent the aggregate amount actually utilized to finance such Investments or Restricted Payments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Investment Consideration or the Scheduled Restricted Payment Consideration, as applicable, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters.

“Excess Cash Flow Payment Period” means, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Company commencing with the Fiscal Year ending, 2018.

“Excess Cash Flow Payment Date” means the date occurring ten (10) Business Days after the required delivery date set forth in Section 5.01(a) for the audited financial statements for the Company and its Consolidated Subsidiaries.

“Excluded Equity Issuances” means (a) any equity issuance by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary, (b) any equity issuance by the Company indirectly to any Permitted Holder after the Closing Date, (c) any equity issuance by the Company or any Restricted Subsidiary to the seller of a business or management thereof acquired in a Permitted Acquisition or other Investment permitted hereunder, (d) any equity issuance by the Company or a Restricted Subsidiary the proceeds of which are used to finance Capital Expenditures, a Permitted Acquisition or other Investments permitted hereunder, (e) any equity issuance issued as compensation to directors, officers or employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income, franchise, or branch profits taxes imposed on (or measured by) its net income by any jurisdiction as a result of (i) such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction, or (ii) a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising solely from such recipient having executed, delivered, performed its obligations under, received payment under, or enforced its rights or remedies under, any Loan Document), (b) in the case of a Foreign Lender making Loans to the Company, any U.S. federal withholding tax imposed with respect to any Loans made to the Company on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16, (c) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing ABL Credit Agreement” means the revolving credit agreement among DFC Holdings, LLC, Dole Food Company, Inc., Solvest, Ltd., the various lending institutions party thereto, the other parties thereto and Deutsche Bank AG New York Branch, as administrative agent, dated as of November 1, 2013, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Credit Agreement” means the credit agreement among DFC Holdings, LLC, Dole Food Company, Inc., the various lending institutions party thereto, the other parties thereto and Deutsche Bank AG New York Branch, as administrative agent, dated as of November 1, 2013, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Notes” means the Company’s existing 7.25% Senior Secured Notes due 2019.

“Existing Term Loan Class” has the meaning set forth in Section 2.20(a).

“Extended Term Loans” has the meaning set forth in Section 2.20(a).

“Extending Term Lender” has the meaning provided in Section 2.20(c).

“Extension Election” has the meaning set forth in Section 2.20(c).

“Extension Request” has the meaning provided in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder, and any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Morgan Stanley Senior Funding, Inc. on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of April 6, 2017, by and among the Administrative Agent, Holdings and the other parties thereto.

“Financial Covenant” means the covenant in Section 6.14.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“First Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit J (with such changes thereto as are reasonably acceptable to the Administrative Agent), by and between the Administrative Agent and the collateral agent for one or more classes of Refinancing Debt Securities that are intended to be secured by Liens ranking pari passu with the Liens securing the Obligations.

“First Lien Net Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period (but excluding for this purpose the Junior Lien Notes and any other Indebtedness that is not a Capitalized Lease Obligation and that is either (i) not secured by any assets of the Borrower or any Restricted Subsidiary or (ii) secured solely by Liens that are junior to the Liens of the Loan Documents pursuant to the terms of the Intercreditor Agreement) to (b) Consolidated EBITDA for such Test Period.

“Fiscal Quarter” means (a) for each of the first, second and fourth fiscal quarters of a given Fiscal Year, three (3) four-week accounting periods, and (b) for the third fiscal quarter of a given Fiscal Year, four (4) four-week accounting periods.

“Fiscal Year” means, in relation to any person, each period of 13 fiscal periods of 28 days each with a 52/53 week year, ending on the Saturday closest to December 31 of such year in respect of which its accounts are or ought to be prepared.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning assigned to such term in Section 2.10(b)(vii).

“Foreign Disposition” has the meaning provided in Section 2.10(b)(vii).

“Foreign Holding Company” means any Domestic Subsidiary (i) substantially all of the assets of which consist of Equity Interests and Indebtedness issued by Foreign Subsidiaries of the Company and (ii) which has not incurred any Indebtedness for money borrowed from any Person other than the Company or a Subsidiary, other than Guarantees of Indebtedness of Foreign Subsidiaries.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Company and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the effect of rendering such person liable for any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantee and Security Agreement” means, collectively, the Guarantee and Security Agreement executed by the Loan Parties on the Closing Date, together with each other security agreement supplement executed and delivered pursuant to Section 5.09 by any Guarantor.

“Guarantor” means (a) Holdings, (b) each Restricted Subsidiary that is a party to the Guarantee and Security Agreement on the Closing Date and (c) each Restricted Subsidiary that becomes a party to the Guarantee and Security Agreement after the Closing date pursuant to Section 5.09 or otherwise.

“Hawaii Plantation Acquisition” means the acquisition, via a like-kind-exchange for the Company’s headquarters property, of that certain property having an address at 64-1550 Kamehameha Hwy, Wahiawa, Hawaii, commonly referred to as the Dole Plantation, from Castle & Cooke Properties, Inc., by the Company and/or one or more of its Restricted Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials, pollutants or contaminants or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender (x) on the Closing Date or (y) at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Holdings” has the meaning provided in the introductory paragraph hereto.

“Increasing Lender” has the meaning provided in Section 2.19(a).

“Incremental Substitute Indebtedness” means Indebtedness consisting of loans secured by Liens ranking junior to the Liens securing the Obligations or debt securities secured by Liens ranking pari passu or junior to the Liens securing the Obligations issued or Guaranteed by the Loan Parties that is designated by the Company in a certificate of a Responsible Officer of the Company delivered to the Administrative Agent as “Incremental Substitute Indebtedness” prior to the date of incurrence; provided that (i) such Indebtedness does not have a final maturity that is prior to the Term Loan Maturity Date or a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans of any Class, (ii) such Indebtedness is not secured by a Lien on any assets of the Company or any of its Subsidiaries except for Liens permitted by Section 6.02(w), (iii) such Indebtedness is not incurred or Guaranteed by any Subsidiaries that are not Loan Parties, (iv) the aggregate principal amount of Incremental Substitute Indebtedness incurred following the Closing Date, when aggregated with the aggregate amount of all Incremental Term Loans (other than Refinancing Term Loans) established following the Closing Date shall not exceed (A) $100,000,000, plus (B) an unlimited amount so long as, in the case of this clause (B), as on a Pro Forma Basis the First Lien Net Leverage Ratio (determined assuming that all such Incremental Substitute Indebtedness was secured on a pari passu basis with the Obligations and excluding the cash proceeds thereof from cash for purposes of such calculation) as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 4.00 to 1.0 and (v) the other terms and conditions relating to such debt securities or loans (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Company.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19(a).

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or bonds, debentures, notes or similar instruments or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capital Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) obligations arising under Synthetic Leases. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Closing Date, by and among the Administrative Agent, the ABL Administrative Agent, the collateral agent for the Junior Lien Notes and each Loan Party substantially in the form of Exhibit C, as it may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to and is available to all applicable Lenders, thereafter, as the Borrower (or the Company on behalf of the Borrower) may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, (i) the amount of any Investment outstanding at any time shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but reduced by any dividend, distribution, return of capital or principal repayment received in cash in respect of such investment and (ii) in the event the Company or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Company or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Company, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Company or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Junior Lien Notes” means $300,000,000 aggregate principal amount of 7.25% Senior Secured Notes due 2025 of the Company issued on the Closing Date pursuant to the Junior Lien Notes Indenture.

“Junior Lien Notes Indenture” means the indenture, dated as of the Closing Date, by and among Wilmington Trust, N.A., as trustee, and the Loan Parties.

“knowledge” of any Person, means, except as otherwise set forth in this Agreement, the actual (but not the constructive or imputed) knowledge of such Person without any implication of verification or investigation concerning such knowledge.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“LCT Election” shall have the meaning provided in Section 1.04(d).

“LCT Test Date” shall have the meaning provided in Section 1.04(d).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means:

(a) for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day.

Notwithstanding the foregoing, the LIBO Rate with respect to any applicable Interest Period for a Borrowing of Tranche B Term Loans will be deemed to be 1.00% per annum if the LIBO Rate for such Interest Period for such Tranche B Term Loans calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means (i) any Permitted Acquisition or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan Documents” means this Agreement, the Collateral Documents, the Intercreditor Agreement, any First Lien Intercreditor Agreement, each Additional Credit Extension Amendment, any promissory notes executed and delivered pursuant to Section 2.09(f), the Fee Letter and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means, collectively, the Company and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower (and, if applicable, Solvest) pursuant to this Agreement.

“Material Acquisition” means any Permitted Acquisition or similar Investment, in each case, the aggregate consideration for which exceeds $500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability against the Loan Parties of the Loan Documents, taken as a whole, (c) the material rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole, or (d) the ability of the Loan Parties, taken as a whole, to perform their material payment obligations under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the termination value (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means (i) as of the Closing Date, any real property owned by a Loan Party listed on Schedule 3.05 and (ii) at all times after the Closing Date, any real property acquired in fee by any Loan Party with a fair market value as of such date in excess of $10,000,000.

“Material Subsidiary” means any Restricted Subsidiary (or group of Restricted Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any agreement, including but not limited to, mortgages, deeds of trust, trust deeds, and deeds to secure debt, as the same may be amended from time to time, made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Borrower and the Administrative Agent encumbering a Mortgaged Property.

“Mortgaged Property” means each parcel of real property (together with all improvements and fixtures thereon and rights appurtenant thereto) required to be encumbered by a Mortgage pursuant to Section 5.09.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by the Company or any Subsidiary) less (ii) the sum of (A) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (B) with respect to any Asset Sale, payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 90 days after, the date of such Asset Sale, (C) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness (I) owed to the Lenders pursuant to this Agreement, (II) which is secured by Liens permitted by Section 6.02(w) or 6.02(dd) or (III) except in the case of ABL Priority Collateral, under the ABL Credit Agreement) which is secured by the respective assets which were subject to such Asset Sale or Casualty Event and (D) the estimated net marginal increase in income taxes which will be payable by the Company consolidated group or any Restricted Subsidiary of the Company with respect to the fiscal year in which such Asset Sale or Casualty Event occurs as a result of such Asset Sale or Casualty Event; and in the event of any such Asset Sale or Casualty Event of assets owned by a non-wholly owned Restricted Subsidiary, the proportionate share thereof attributable to minority interests (based upon such Persons’ relative holdings of Equity Interests in such Restricted Subsidiary); provided, however, that such cash and Cash Equivalents shall not include any portion thereof which the Company determines in good faith should be reserved for post-closing adjustments (to the extent the Company delivers to the Lenders a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset Sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Cash Proceeds on such date received by the Company and/or any of its Restricted Subsidiaries from such sale or other disposition, (b) with respect to the incurrence or issuance of any Indebtedness by the Company or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Company or such Restricted Subsidiary in connection with such incurrence or issuance and (c) with respect to any issuance or sale of any Equity Interests of the Company or any Restricted Subsidiary, the amount of cash from such issuance or sale of Equity Interests received by the Company or any Restricted Subsidiary net of fees, commissions, costs and other expenses incurred in connection therewith.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to any of the Lenders, their Affiliates and the Administrative Agent, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement or Cash Management Obligation (including under any of the Loans made or reimbursement or other monetary obligations incurred or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding). Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OID” has the meaning assigned in Section 2.19(a).

“Other Adjustments” has the meaning set forth in the definition of “Pro Forma Basis.”

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations of currency values or commodity prices.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Company” means (a) Holdings and (b) any other Person of which a Borrower is a direct or indirect wholly-owned Subsidiary.

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning provided in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 2 to the Guarantee and Security Agreement or any other form approved by the Administrative Agent.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate containing any information not included in the Perfection Certificate delivered to the Administrative Agent on the Closing Date (or in any previously delivered Perfection Certificate Supplement) with respect to matters required by Sections 1(a), (2), (4), (5), (6), (8), (9), (10) and (11) of the Perfection Certificate.

“Permitted Acquisition” means (i) the purchase or other acquisition, in one or more series of transactions, of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Company (including as a result of a merger or consolidation) or (ii) any Investment in any Restricted Subsidiary (including by a merger or consolidation of existing Subsidiaries), including any Investment in (x) any Restricted Subsidiary the effect of which is to increase such equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the ownership interest in such joint venture; provided that the following conditions are satisfied to the extent applicable:

(a) to the extent required by Section 5.09, each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 5.09, within the times specified therein;

(b) the aggregate amount of Investments (without duplication for any Investment made through a series of Investments) made by Loan Parties in Persons that are not Loan Parties prior to any such Investment, and do not become Loan Parties in connection therewith (excluding assets acquired in exchange for Qualified Equity Interests of Holdings and excluding any consideration paid with the proceeds of an issuance of, or capital contribution with respect to, any Qualified Equity Interests of Holdings that was not included in the Available Amount or otherwise used as the basis for any Investment, Restricted Payment or payment in respect of Specified Indebtedness) does not exceed the greater of (x) $75,000,000 and (y) 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period, plus amounts otherwise available under Section 6.05; provided, that (x) this clause (b) shall not apply to any acquisition to the extent (1) any such consideration is financed with capital contributions with respect to Qualified Equity Interests of Holdings or proceeds of any issuance of Qualified Equity Interests by Holdings, in each case contributed to a Loan Party that are excluded from the Available Amount, or (2) the Person so acquired (or the Person owning the assets so acquired) becomes a Guarantor even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors, if, in the case of this clause (2), at least 70% of the Consolidated EBITDA of the Person(s) acquired in such acquisition (or the Persons owning the assets so acquired) (for this purpose and for the component definitions used in the definition of “Consolidated EBITDA”, determined on a consolidated basis for such Person(s) and their respective Restricted Subsidiaries) is generated by Person(s) that will become Guarantors (i.e., disregarding any Consolidated EBITDA generated by Restricted Subsidiaries of such Persons that are not (or will not become) Guarantors) and (y) in the event that the amount available under this clause (b) is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a Loan Party or any assets that are not transferred to a Loan Party and such Restricted Subsidiary subsequently becomes a Loan Party or such assets are subsequently transferred to a Loan Party, as the case may be, the amount available under this clause (d) shall be increased on a dollar for dollar basis as a result thereof;

(c) the acquired Property, business or Person is in a business permitted under Section 6.12;

(d) (i) on a Pro Forma Basis the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 5.75 to 1.00 and (ii) at the time of and immediately after any such purchase or other acquisition (including any Indebtedness to be incurred in connection therewith), no Event of Default shall have occurred and be continuing; and

(e) if the consideration with respect to any such Permitted Acquisition exceeds $15,000,000 (excluding assets acquired in exchange for Qualified Equity Interests of Holdings and excluding any consideration paid with the proceeds of an issuance of, or capital contribution with respect to, any Qualified Equity Interests of Holdings that was not included in the Available Amount or otherwise used as the basis for any Investment, Restricted Payment or payment in respect of Specified Indebtedness), the Company shall have delivered to the Administrative Agent, for the benefit of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or within the time periods required by Section 5.09).

“Permitted Business” means any business which (i) is the same, similar, ancillary or reasonably related to the business in which the Company or any of its Subsidiaries was engaged immediately prior to the Closing Date or (ii) is conducted by any Person acquired pursuant to a Permitted Acquisition and which does not qualify as a “Permitted Business” pursuant to preceding clause (i), so long as (x) such business represents an immaterial portion of the businesses acquired pursuant to such Permitted Acquisition and (y) such business is sold or otherwise disposed of as soon as reasonably practicable following the consummation of such Permitted Acquisition (but, in any event, within one year following such Permitted Acquisition).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days, or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, or are being contested in compliance with Section 5.04;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Company or any Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(h) any matters affirmatively insured over or exceptions noted in the title policies issued in connection with the Mortgages;

(i) with respect to real property located in Hawaii (i) for which no title report has been delivered to Agent prior to the Closing Date, and (ii) which are not governed by the land court of the State of Hawaii, any and all gaps in the chain of title that would be identified by a search of the public records of the State of Hawaii; and

(j) with respect to real property located in Hawaii for which title reports have been delivered to Agent prior to the Closing Date, all matters shown in such title reports.

“Permitted Holders” means (i) David H. Murdock, his estate, spouse, heirs, ancestors, lineal descendants, legatees, legal representatives (in their capacities as such) or the trustee (in its capacity as such) of a bona fide trust of which one or more of the foregoing are the principal beneficiaries or grantors thereof and (ii) any entity controlled, directly or indirectly, by any Persons referred to in the preceding clause (i), whether through the ownership of voting securities, by contract or otherwise.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by Foreign Subsidiaries of the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the applicable Foreign Subsidiaries and/or the respective Receivables Sellers.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Foreign Subsidiaries of the Company which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to any Foreign Subsidiary of the Company secured by Receivables (whether now existing or arising in the future) of any Foreign Subsidiary which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, or the issuance of notes or other evidence of Indebtedness secured by such notes, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Company) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement as determined by the Company in good faith and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Company in good faith.

“Permitted Receivables Related Assets” means any assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and, solely in the case of the Indebtedness and facilities set forth in Schedule 6.01, by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(b), Section 6.01(e) and Section 6.01(q), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is six months after the Term Loan Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company, any Restricted Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the one-year anniversary of the date on which such Permitted Acquisition is consummated

“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Company in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Company and its Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of the Company, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition described in the definition of “Specified Transaction”, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are in the good faith determination of the Company reasonably identifiable and factually supportable based on action taken or that are reasonably expected to be taken within 18 months of such Specified Transaction and (y) expected to have a continuing impact on the consolidated financial results of the Company; provided that the aggregate amount of cost savings and synergies in connection with all Specified Transactions as a result of this definition that would not be permitted by Regulation S-X (“Other Adjustments”) and that would otherwise increase Consolidated EBITDA on a Pro Forma Basis for any period shall not when aggregated with any increase in Consolidated EBITDA pursuant to clauses (x)(vi), (x)(vii) and (x)(xiii) of the definition thereof, 20% of Consolidated EBITDA for such period (in each case prior to giving effect to any increases pursuant to such provision).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, employee bonuses and other executive costs, legal and other professional fees, listing fees and other expenses, in each case, arising out of or incidental to an entity’s status as, or preparation to become, a reporting company.

“Public Lender” has the meaning assigned in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Qualified IPO” means an underwritten public offering of shares of common stock of the Borrower (or any direct or indirect Parent Company) resulting in gross proceeds of not less than $100,000,000.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly owned Subsidiary of the Company which engages in no activities other than in connection with the financing of Receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company (as determined by the Company in good faith), and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means any Foreign Subsidiaries of the Company (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02.

“Refinancing Debt Securities” means any Indebtedness consisting of debt securities incurred or Guaranteed by Loan Parties following the Closing Date that are designated by the Company in a certificate of a Responsible Officer of the Company delivered to the Administrative Agent as “Refinancing Debt Securities”; provided that (i) such debt securities do not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is six months after the Term Loan Maturity Date, (ii) such Indebtedness is not secured by any assets of the Company or any of its Restricted Subsidiaries except for Liens permitted by Section 6.02(w), (iii) such debt securities are not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties, and (iv) the other terms and conditions relating to such debt securities or loans (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Company.

“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Refinancing Debt Securities.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Company as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Company delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.

“Repricing Transaction” means except in connection with a Change of Control, Qualifying IPO or Material Acquisition, the prepayment or refinancing of all or a portion of the Tranche B Term Loans with the incurrence by any Loan Party of any long-term bank debt financing having an effective interest cost or weighted average yield (as reasonably determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Tranche B Term Loans being prepaid or refinanced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche B Term Loans.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50% of the sum of the total Term Loans and unused Commitments at such time; provided that the Commitment of, and the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer of the Borrower or, as applicable, another Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Company or Holdings, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or Holdings or any option, warrant or other right to acquire any such Equity Interests in the Company or Holdings.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount” shall initially be $0, which amount shall be (A) increased on each Excess Cash Flow Payment Date so long as any repayment required pursuant to Section 2.10(b)(iv) has been made, by an amount equal to the Excess Cash Flow for the immediately preceding Excess Cash Flow Payment Period multiplied by a percentage equal to (x) 100% minus (y) the Applicable Prepayment Percentage, and (B) reduced (but not below $0) on each Excess Cash Flow Payment Date where Excess Cash Flow for the immediately preceding Excess Cash Flow Payment Period is a negative number, by such amount.

“Returns” has the meaning provided in Section 3.09.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” means any sanction administered or enforced by the United States federal government (including without limitation, OFAC), the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary (or Person that was a Restricted Subsidiary at the time such Swap Agreement was entered into) and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, any Affiliate of a Lender to which Obligations are owed and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvest” means Solvest Ltd., a company organized under the laws of Bermuda.

“Specified Asset Sale” means the sale of the “DAL Shares” and the “DPF Interests” (each as defined in the Acquisition Agreement, dated as of September 17, 2012, by and between the Company and ITOCHU Corporation) and the other transactions contemplated in connection therewith pursuant to such acquisition agreement.

“Specified Domestic Subsidiary” means each wholly owned Domestic Subsidiary of the Company other than (i) any Foreign Holding Company, (ii) any Receivables Entity, (iii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary and (iv) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1.0% of the Company’s consolidated revenues for the most recently ended four fiscal quarter period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered on or prior to the Closing Date or pursuant to Section 5.01(a) or (b); provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of one or more of clauses (i) through (iv) of this definition, the Company shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.

“Specified Indebtedness” means the Junior Lien Notes, any Indebtedness incurred in reliance on Section 6.01(w) and any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Specified Representations” means the representations and warranties of the Borrower and the Guarantors (after giving effect to the Transactions) set forth in Section 3.01, Section 3.02, clauses (i) and (iii) of the last sentence of Section 3.03, Section 3.08, Section 3.10 (if in connection with an LCT Election, after giving effect to such Limited Condition Acquisition), Section 3.15, Section 3.16, Section 3.17 and Section 3.18.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring during such Test Period, except for purposes of determining the Applicable Rate, after the first day of such Test Period and on or prior to the applicable date of determination: (i) any Investment by the Company or any Restricted Subsidiary in any Person (including in connection with a Permitted Acquisition, the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person) other than a Person that was a Restricted Subsidiary on the first day of such period or business unit, in either case, involving the acquisition of an identifiable stream of EBITDA (as determined in good faith by the Company) and involving consideration paid by the Company or any Restricted Subsidiary in excess of $30,000,000, (ii) any Asset Sale or Casualty Event or redesignation of an Unrestricted Subsidiary, in each case, resulting in the loss of an identifiable stream of EBITDA (as determined in good faith by the Company) and involving assets with a fair market value in excess of $50,000,000, (iii) any incurrence or repayment of Indebtedness with a principal amount in excess of $15,000,000 (in each case, other than borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related revolving credit commitment), (iv) any Restricted Payment involving consideration paid by the Company or any Restricted Subsidiary in excess of $15,000,000, (v) the implementation of any Cost Savings Initiative, (vi) the consummation of the Hawaii Plantation Acquisition, and/or (vi) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company (unless otherwise specified).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Tranche B Term Lender or a Lender holding Incremental Term Loans or Extended Term Loans of any series.

“Term Loan Maturity Date” means April 6, 2024.

“Term Loans” means the Tranche B Term Loans, the Incremental Term Loans of each series and the Extended Term Loans of each series, collectively.

“Test Period” means the period of four fiscal quarters of the Company ending on a specified date.

“Tranche B Term Lender” means a Lender with a Commitment or Tranche B Term Loan.

“Tranche B Term Loan” means a loan made pursuant to Section 2.01.

“Transaction Expenses” shall mean any fees, costs or expenses incurred or paid by Holdings, the Company or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the execution, delivery and performance by the Loan Parties of the ABL Credit Agreement, the Junior Lien Notes Indenture and related instruments, agreements and documents, the borrowing of Loans and, if applicable, ABL Loans and the issuance of the Junior Lien Notes on the Closing Date, to repay in full the Existing Credit Agreement, the Existing ABL Credit Agreement and the Existing Notes and the payment of fees, costs and expenses in connection therewith.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency or the Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the Closing Date and any Subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” for any Indebtedness on any date of determination will be the internal rate of return on such Indebtedness determined by the Administrative Agent utilizing (a) the greater of (i) if applicable, any “LIBOR floor” applicable to such Indebtedness on such date and (ii) the forward LIBOR curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the final maturity date of such Indebtedness; (b) the applicable margin for such Indebtedness on such date; and (c) the issue price of such Indebtedness (after giving effect to any original issue discount or upfront fees paid to the market in respect of such Indebtedness (converted to interest margin based on an assumed four year weighted average life) but excluding customary arranger, underwriting, structuring, syndication or other fees not paid to the lenders providing such Indebtedness generally).

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche B Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Tranche B Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche B Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Tranche B Term Loan Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time).

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Consolidated Net Leverage Ratio and the First Lien Net Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

(c) Notwithstanding anything to the contrary herein, notwithstanding any change in GAAP following the Closing Date, any lease that is treated as an operating lease on the Closing Date shall be treated as an operating lease during the term of this Agreement for determining compliance with the covenants set forth in Article VI of this Agreement.

(d) Limited Condition Acquisition. In connection with determining whether any Limited Condition Acquisition is permitted hereunder, for which determination requires the calculation of any financial ratio or test, each calculated on a Pro Forma Basis, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition, such Limited Condition Acquisition would have been permitted on the relevant LCT Test Date in compliance with such provision. For the avoidance of doubt, if the Company has made an LCT Election and any of such provisions as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in the applicable financial ratio, at or prior to the consummation of the relevant transaction or action, such provisions will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Acquisition, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Acquisition is terminated, expires or passes, as applicable, without consummation of such Limited Condition Acquisition (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied both (i) assuming such Limited Condition Acquisition has not been consummated and (ii) on a Pro Forma Basis assuming such Limited Condition Acquisition and any other pro forma events in connection therewith have been consummated.

(e) Foreign Currency Calculations. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

SECTION 1.05. Payments or Performance on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.06. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender having a Commitment severally agrees to make a loan (a “Tranche B Term Loan”) on the Closing Date to the Company in Dollars in an amount equal to its Commitment. Amounts repaid in respect of Tranche B Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Tranche B Term Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if not an integral multiple, the entire available amount) and not less than $5,000,000. Each Borrowing of, conversion to or continuation of Base Rate Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested would end after the Term Loan Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Loans, the Borrower shall notify the Administrative Agent of such request, which may be given by telephone, not later than 2:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Loans or of any conversion of Eurocurrency Loans to Base Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 2:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 2:00 p.m., three Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit E and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of Loans to which such Borrowing Request relates;

(ii) the aggregate amount of the requested Borrowing, conversion or continuation;

(iii) the date of such Borrowing, conversion or continuation, which shall be a Business Day;

(iv) whether such Borrowing, conversion or continuation is to be a Base Rate Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) whether the Borrower is requesting a new Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Eurocurrency Loans, such Loans shall be continued as Eurocurrency Loans with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or conversion or continuation of Eurocurrency Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Loans without the consent of the Required Lenders.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s

Applicable Percentage or other percentage provided for herein. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. [Reserved].

SECTION 2.08. Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time on the Closing Date.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) [Reserved].

(b) The Company promises to repay the Tranche B Term Loans to the Lenders on each March 31, June 30, September 30 and December 31 of each year (commencing on September 30, 2017), in the amounts set forth below opposite each such date; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

Date	Amount of amortization payment
September 30, 2017	$5,937,500
December 31, 2017	$5,937,500
March 31, 2018	$5,937,500
June 30, 2018	$5,937,500
September 30, 2018	$5,937,500
December 31, 2018	$5,937,500
March 31, 2019	$5,937,500
June 30, 2019	$5,937,500
September 30, 2019	$5,937,500
December 31, 2019	$5,937,500
March 31, 2020	$5,937,500

June 30, 2020	$5,937,500
September 30, 2020	$5,937,500
December 31, 2020	$5,937,500
March 31, 2021	$5,937,500
June 30, 2021	$5,937,500
September 30, 2021	$11,875,000
December 31, 2021	$11,875,000
March 31, 2022	$11,875,000
June 30, 2022	$11,875,000
September 30, 2022	$11,875,000
December 31, 2022	$11,875,000
March 31, 2023	$11,875,000
June 30, 2023	$11,875,000
September 30, 2023	$11,875,000
December 31, 2023	$11,875,000
March 31, 2024	$11,875,000

The remainder of the Tranche B Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.

SECTION 2.10. Prepayment of Loans .

(a) Optional Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty except as set forth in clause (c) below, subject to prior notice in accordance with paragraph (a)(ii) of this Section; provided, however, that no prepayments of any Extended Term Loans of any series shall be permitted pursuant to this Section 2.10(a) so long as any Term Loans of any Existing Term Loan Class from which such Extended Term Loans were converted remain outstanding unless such prepayment is accompanied by a pro rata (or greater proportionate) prepayment of Term Loans of such Existing Term Loan Class.

(ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than noon, New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a refinancing or other specified transaction, then such notice of prepayment may be revoked if such refinancing or transaction is not consummated on the date such prepayment would have otherwise been required. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09(b) in the order selected by the Borrower. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(iii) In the event that, prior to the six-month anniversary of the Closing Date, any Loan Party (x) makes any prepayment of Tranche B Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Company shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the affected Tranche B Term Loans of such Lender being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Tranche B Term Loans of such Lender outstanding immediately prior to such amendment (it being understood that if any Lender is required to assign its Tranche B Term Loans pursuant to Section 2.18(b) in connection with such amendment, such Lender (and not the assignee) shall receive the fee pursuant to this Section 2.10(a)(iii)).

(b) Mandatory Prepayments.

(i) If the Company or any Restricted Subsidiary receives any Net Cash Proceeds from the issuance or sale of any of its Equity Interests (other than Excluded Equity Issuances) to any other Person, the Company shall prepay the Term Loans in accordance with Section 2.10(b)(viii) on or prior to the date which is ten (10) Business Days after the receipt of such Net Cash Proceeds in an amount equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) an amount necessary to reduce the Consolidated Leverage Ratio on a Pro Forma Basis to not more than 5.00 to 1.00.

(ii) (A) If the Company or any Restricted Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Company shall apply an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.10(b)(viii) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(b)(ii)(A) with respect to such Net Cash Proceeds that the Company shall reinvest in accordance with Section 2.10(b)(ii)(B);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale or Casualty Event, at the option of the Company, the Company may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Company’s or a Restricted Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Company or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above;

(C) [Reserved]

(iii) If the Company or any Restricted Subsidiary incurs or issues any Refinancing Indebtedness or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Company shall apply an amount equal to 100% of such Net Cash Proceeds received by the Company or any Restricted Subsidiary therefrom in accordance with Section 2.10(b)(viii) on or prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(iv) On each Excess Cash Flow Payment Date, an amount equal to the remainder (if positive) of (x) the Applicable Prepayment Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period minus (y) the aggregate amount of principal repayments of Loans made as voluntary prepayments pursuant to Section 2.10(a) hereof (other than with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility)) during the relevant Excess Cash Flow Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Section 2.10(b)(viii).

(v) [Reserved].

(vi) The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (ii) through (iv) of this Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of the Company’s prepayment notice and of such Term Lender’s pro rata share of the prepayment.

(vii) Notwithstanding any other provisions of this Section 2.10(b) to the contrary, no Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) will generate a requirement to repay Term Loans pursuant to this Section 2.10(b).

(viii) Each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied pro rata to each Class of Term Loans on a pro rata basis to the Term Loans of the Lenders with such Class of Term Loans (unless any Incremental Term Loans or Extended Term Loans are specified to receive a lesser percentage of such prepayment) and shall be further applied to such Class of Term Loans in direct order of maturity to repayments thereof required pursuant to Section 2.09(b); provided that (i) in the event Solvest elects to incur Incremental Term Loans, and, in its sole discretion, elects to designate such Term Loans as “Refinancing Term Loans,” the proceeds of Refinancing Term Loans incurred by Solvest may, in Solvest’s sole discretion, be applied solely to the prepayment of Term Loans of Solvest prior to being applied to any Term Loans of the Company and (ii) the amount thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Loans, in each case in a manner that minimizes the amount payable by the Borrower or Solvest in respect of such prepayment pursuant to Section 2.15.

(ix) Any prepayment of Term Loans pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(x) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.10(b) (other than Section 2.10(b)(iii)), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”) and the remaining amount thereof may be retained by the Borrower and shall be added to the calculation of the Available Amount;

provided, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.10(b)(iii) above to the extent constituting Refinancing Indebtedness. If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Loans.

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative agency fees with respect to this Agreement separately agreed upon between Holdings and the Administrative Agent pursuant to the Fee Letter.

(b) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for its own account. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section 2.12 (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Eurocurrency or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject a Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes or Indemnified Taxes indemnified under Section 2.16) with respect to any Loan Document; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of each Loan Party to the Administrative Agent and each Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Laws. If any applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16) a Lender (or where the Administrative Agent receives the payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), and any Other Taxes, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is legally entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referred to in the paragraph below) obsolete, expired or inaccurate in any material respect, deliver promptly to the Company and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Company or the Administrative Agent) or promptly notify the Company and the Administrative Agent of its inability to do so.

Without limiting the generality of the foregoing, (i) each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall, at the reasonable request of the Company or the Administrative Agent, deliver to the requesting party two (2) United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender is exempt from United States backup withholding; (ii) with respect to any Loan made to the Borrower, any Foreign Lender shall, to the extent it may lawfully do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I-1, Exhibit I-2, Exhibit I-3, Exhibit I-4, as applicable, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “United States Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(v) any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made, and

(vi) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f) If the Administrative Agent, or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender shall, at the Company’s request, provide the Company with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person..

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., New York City time at the Administrative Agent’s Office on the date when due, in Dollars and in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in Dollars to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably based on the amounts thereof owing to the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably based on the amount thereof owing to the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with Section 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans and to make payments are several and not joint. The failure of any Lender to make any Loan or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payments.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Company a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender is a Defaulting Lender, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.19. Expansion Option.

(a) The Company or Solvest may from time to time after the Closing Date elect to enter into one or more tranches of term loans denominated in Dollars (each, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than $10,000,000 so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans (other than Refinancing Term Loans), when taken together with the aggregate principal amount of Incremental Substitute Indebtedness does not exceed (A) $100,000,000, plus (B) an unlimited amount so long as on a Pro Forma Basis the First Lien Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time (and excluding the cash proceeds of the Incremental Term Loans from cash for purposes of such calculation) shall not exceed 4.00 to 1.0. The Company or Solvest, as applicable, may arrange for any such tranche to be provided by one or more Lenders (each Lender so agreeing to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to participate in such Incremental Term Loan; provided that each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent (such consents not to be unreasonably withheld or delayed). Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.19 (including, if Solvest borrows any Incremental Term Loans, (i) to reflect that Solvest has become a borrower hereunder (it being understood that Solvest shall not be deemed to be a Loan Party for purposes of the restrictions set forth in Article VI) and (ii) to provide that Solvest and any Foreign Subsidiary that provides a guarantee of the obligations of Solvest with respect to the Incremental Term Loans shall have no obligations with respect to the Loans and other the Obligations of the Company and that such Obligations of the Company shall not be recourse to Solvest or any such Foreign Subsidiary). New Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no Incremental Term Loans shall be permitted under this paragraph unless on the proposed date of the effectiveness of such borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders (or such other Lenders whose consent is required) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company; provided, that, if such Incremental Term Loans are being incurred to fund a Limited Condition Acquisition, then such certificate shall be dated as of the date of the definitive agreement in respect thereof and this condition shall only be required to be satisfied on such date. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, LIBOR notice requirements, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that (i) the final maturity date of any Incremental Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Tranche B Term Loans, (iii) Incremental Term Loans shall not participate on a greater than pro rata basis with the Tranche B Term Loans in any optional or mandatory prepayment hereunder, (iv) the provisions with respect to payment of interest, original issue discount (“OID”) and upfront fees shall be as set forth in the amendment providing for such

Incremental Term Loans; provided further that if the Yield of any Incremental Term Loans (other than Refinancing Term Loans) exceeds the Yield of the Tranche B Term Loans by more than 50 basis points, then the Applicable Rate for the Tranche B Term Loans shall be increased to the extent required so that the Yield of such Class or Classes of Term Loans is equal to the Yield of such Incremental Term Loans minus 50 basis points, (v) at the option of the Company, Foreign Subsidiaries of the Company that are satisfactory to the Administrative Agent in its sole discretion may be added as guarantors and grantors of security solely with respect to the Obligations of Solvest in respect of its Loans pursuant to amendments to this document reasonably satisfactory to the Administrative Agent and the Company and (v) all other terms applicable to such Incremental Term Loans (other than provisions specified in clauses (i) through (iv) above) shall be consistent with the terms of the then outstanding Tranche B Term Loans. For the avoidance of doubt, no Lender shall have any obligation to provide any Incremental Term Loan and Incremental Term Loans may, subject to the limitations set forth above, be in the form of an increase in any previously established Class of Term Loans.

(b) This Section 2.19 shall override any provisions in Section 9.02 to the contrary.

SECTION 2.20. Extended Term Loans .

(a) The Company may at any time and from time to time request that all or a portion of the Term Loans of any Class in an aggregate principal amount of not less than $50,000,000 (or, if less the entire remaining amount of such Class) (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;

(ii) the interest margins and call protection with respect to the Extended Term Loans may be different than the Applicable Rate for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the Extending Term Lenders to the extent provided in the applicable Additional Credit Extension Amendment; and

(iii) the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Term Loan Maturity Date.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c) The Company shall provide the applicable Extension Request at least five (5) Business Days, or such shorter period as the Administrative Agent may agree, prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the

Administrative Agent and acceptable to the Company). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Company).

(d) Extended Term Loans shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Company, Solvest (solely in the case of Extended Term Loans of Solvest), the Administrative Agent and each Extending Term Lender which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents required pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent. No Lender shall be under any obligation to provide any Extended Term Loan.

(e) The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

Holdings and the Borrower, jointly and severally, represent and warrant to the Lenders as of the Closing Date and (except as to representations and warranties made as of a date certain) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement, that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of Holdings, the Borrower and each Restricted Subsidiary (i) is duly organized and validly existing in good standing (or its equivalent) under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified has had, or could reasonably be expected to have, a Material Adverse Effect. Schedule 3.01 correctly sets forth, as of the Closing Date, (i) the percentage ownership (direct and indirect) of the Company in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof and (ii) the jurisdiction of organization of each such Subsidiary. All outstanding shares of capital stock or other Equity Interests of each Subsidiary of the Company have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Except as set forth on Part B of Schedule 3.01 attached hereto, no Subsidiary of the Company, as of the Closing Date, has outstanding: (i) any securities convertible into or exchangeable for its capital stock or other Equity Interests, (ii) any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or (iii) other Equity Interests or any stock appreciation or similar rights.

SECTION 3.02. Authorization; Enforceability. Each Loan Party has the power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. Except as may have been obtained or made on or prior to the Closing Date (and which remain in full force and effect on the Closing Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any Loan Document. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by any Loan Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Collateral Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the material property or assets of the Company or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement, contract or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which it or any of its material property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of the Loan Parties.

SECTION 3.04. Financial Statements; No Material Adverse Effect.

(a) (i) The audited consolidated statements of financial condition of the Company and its Subsidiaries for the Fiscal Years ended 2016, 2015 and 2014 and the related consolidated statements of operations, comprehensive income (loss) and cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for each such fiscal year ended on such dates, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby.

(b) Since December 31, 2016, nothing has occurred that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05. Properties.

(a) All Material Real Property and vessels owned by the Company or any of its Restricted Subsidiaries, in each case as of the Closing Date, and the nature of the interest therein, are correctly set forth on Schedule 3.05. Each of the Company and its Restricted Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all properties owned or leased by it which are necessary for the conduct of their businesses, taken as a whole, including all real property and vessels set forth on such Schedule and reflected in the financial statements referred to in Section 3.04(a) (except (x) such properties sold in the ordinary course of business since the dates of the respective financial statements referred to therein, (y) such properties otherwise sold or transferred after the Closing Date as permitted by the terms of this Agreement and (z) such real properties owned by the Company or any of its Restricted Subsidiaries which may be subject to defects of title which do not materially impair the use of such real property or the business conducted by the Company or such Restricted Subsidiary thereon), free and clear of all Liens, other than Liens permitted by Section 6.02.

(b) No Mortgage encumbers improved real property that is located in an area that has been identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws unless flood insurance available under the Flood Insurance Laws has been obtained in accordance with Section 5.05.

(c) Each of the Company and its Restricted Subsidiaries owns or has the right to use all domestic and foreign patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and knowhow of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or other rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, in each case necessary for the conduct of its business, without, to the knowledge of any Responsible Officer of the Company, any conflict with the rights of others which, or the failure to obtain which, as the case may be, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(d) Each Mortgaged Property and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting such Mortgaged Property whether or not recorded, except where the failure so to comply could not result in, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a Material Adverse Effect.

(e) As of the date hereof, the Loan Parties have neither received any notice of nor does any Responsible Officer of the Company have any knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no Responsible Officer of the Company has any knowledge of any state of facts that may exist which could give rise to any such claims.

(f) As of the date hereof (or as of the date of the most recent Perfection Certificate Supplement), there are no options or rights of first refusal to purchase or acquire all or any portion of any Mortgaged Property other than as disclosed to the Administrative Agent in the Perfection Certificate or any Perfection Certificate Supplement.

SECTION 3.06. Litigation. Other than as disclosed in Schedule 3.06, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of Holdings or the Company, threatened that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the making of a Loan.

SECTION 3.07. Compliance with Laws and Agreements. Each of Holdings, the Company and its Subsidiaries is in compliance with (i) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and (ii) all contracts and agreements to which it is a party, except such non-compliances as have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of Holdings, the Company or any of its Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. Holdings, the Company and each of its Restricted Subsidiaries has timely filed (including applicable extensions), or has had filed on its behalf, with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Holdings, the Company and each of its Restricted Subsidiaries, except to the extent that the failure to so file could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Holdings, the Company and each of its Restricted Subsidiaries have paid all material taxes payable by them other than (x) those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP or (y) those taxes the failure to so pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as disclosed in writing to the Lenders prior to the Closing Date, as of the Closing Date, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Responsible Officer of Holdings or the Company, threatened by any authority regarding any taxes relating to Holdings, the Company and each of its Restricted Subsidiaries. Except as disclosed in writing to the Lenders prior to the Closing Date, as of the Closing Date, none of Holdings, the Company or any of its Restricted Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings, the Company or any of its Restricted Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings, the Company or any of its Restricted Subsidiaries not to be subject to the normally applicable statute of limitations.

SECTION 3.10. Solvency. On and as of the Closing Date, after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.11. Environmental Matters.

(a) Except as would not reasonably be expected to have Material Adverse Effect, each of Holdings, the Company and its Restricted Subsidiaries has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and none of Holdings, the Company or any of its Restricted Subsidiaries is liable for any penalties, fines, forfeitures or other requirements to spend money for failure to comply with any of the foregoing. Except as would not reasonably be expected to have Material Adverse Effect, there are no pending or, to the knowledge of Holdings or the Company, threatened Environmental Claims against Holdings, the Company or any of its Restricted Subsidiaries or any real property owned or leased by Holdings, the Company or any of its Restricted Subsidiaries.

SECTION 3.12. Labor Relations. None of Holdings, the Company or any of its Subsidiaries is engaged in any unfair labor practice that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings, the Company or any of its Subsidiaries or, to the knowledge of Holdings or the Company, threatened against any of them, before the National Labor Relations Board or any similar foreign tribunal or agency, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings, the Company or any of its Subsidiaries or, to the knowledge of Holdings or the Company, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings, the Company or any of its Subsidiaries or, to the knowledge of Holdings or the Company, threatened against Holdings, the Company or any of its Subsidiaries and (iii) no union representation question existing with respect to the employees of Holdings, the Company or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as has not had, and could not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.13. Disclosure. All factual information (taken as a whole, and as supplemented from time to time prior to the Closing Date) heretofore or contemporaneously furnished by or on behalf of Holdings, the Company or any of its Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, the Information Memorandum and all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole, and as supplemented from time to time prior to the Closing Date) hereafter furnished by or on behalf of any such Persons in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole, and as supplemented from time to time prior to the Closing Date) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 3.13, such factual information shall not include any financial projections or pro forma financial information and information of a general economic or general industry nature. The projections and pro forma information contained in the materials referenced above have been prepared on a basis consistent with the financial statements referred to in Section 3.04(a) and are based on good faith estimates and assumptions made by the management of the Company, and on the date such projections and pro forma information were delivered, the Company believed that such financial information was reasonable and attainable, it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such financial information may differ from the projected results contained therein.

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or, knowingly indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

SECTION 3.15. Security Interests. The provisions of each Collateral Document are effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, the proper filing of Mortgages with respect to Material Real Properties and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party to the extent required by the Collateral Documents, but in any event, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.16. PATRIOT Act. Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or, knowingly indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.17. Sanctions. None of the Company, any Subsidiary nor, to the knowledge of a Responsible Officer of Holdings or the Company, any director or officer of Holdings, the Company or any Subsidiary is subject to any Sanctions; and the Borrower will not directly or, knowingly indirectly use the proceeds of any extensions of credit hereunder or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any Sanctions.

SECTION 3.18. Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or controlled Affiliate thereof is aware of or has taken any action, directly or, knowingly indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, knowingly making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an illegal offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. The Company and its subsidiaries and their respective controlled Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. The Company will not directly or knowingly indirectly use the proceeds of any extensions of credit hereunder or otherwise make available such proceeds to any Person, that would result in a violation by such Persons of the FCPA or any other applicable anti-corruption law.

SECTION 3.19. ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

ARTICLE IV

Conditions

SECTION 4.01. Initial Borrowing. Except as contemplated by Schedule 5.09(d), the obligations of the Lenders to make Loans on the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from (i) each party thereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01) that such party has signed a counterpart of this Agreement;

(b) The Administrative Agent (or its counsel) shall have received from the Company and each initial Guarantor either (A) a counterpart of the Guarantee and Security Agreement signed on behalf of such Loan Party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01 of a signed signature page of the Guarantee and Security Agreement) that such party has signed a counterpart of the Guarantee and Security Agreement, together with:

(i) a duly completed Perfection Certificate signed by the Company;

(ii) Uniform Commercial Code financing statements naming each Loan Party as debtor and the Administrative Agent as secured party in appropriate form for filing in the jurisdiction of incorporation or formation of each such Loan Party;

(iii) certificates representing all certificated Equity Interests owned directly by any Loan Party to the extent pledged (and required to be delivered) under the Guarantee and Security Agreement together with stock powers executed in blank;

(iv) all notes, chattel paper and instruments owned by any Loan Party to the extent pledged (and required to be delivered) pursuant to the Guarantee and Security Agreement duly endorsed in blank or with appropriate instruments of transfer; and

(v) short form security agreements in appropriate form for filing with the United States Patent & Trademark Office and the United States Copyright Office, as appropriate, with respect to the intellectual property of the Loan Parties registered with such offices and listed in the Perfection Certificate and constituting Collateral;

(c) The Administrative Agent shall have received the executed legal opinions of Paul Hastings LLP, special counsel to the Company, dated the Closing Date and in form reasonably satisfactory to the Administrative Agent. The Company hereby requests such counsel to deliver such opinion;

(d) The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(e) The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially concurrently with the making of the initial Loans hereunder, all Indebtedness under the Existing Credit Agreement, the Existing ABL Credit Agreement and the Existing Notes and all amounts payable thereunder have been paid in full, all commitments to extend credit thereunder shall have terminated, and all Liens securing obligations thereunder shall have been released;

(f) The Administrative Agent shall have received a certificate attesting to the Solvency of Holdings, the Company and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from a Financial Officer of the Company;

(g) The Administrative Agent shall have received copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(h) The Lenders shall have received at least two Business Days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five Business Days prior to the Closing Date in order to allow the Lenders to comply with the Patriot Act and other “know your customer” Laws;

(i) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(j) The Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting a Note at least three Business Days prior to the Closing Date;

(k) The Company shall have (i) entered into the ABL Credit Agreement and commitments of $175,000,000 shall be effective and available thereunder and (ii) issued the Junior Lien Notes;

(l) The Administrative Agent shall have received certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral; and

(m) The Intercreditor Agreement shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

SECTION 4.02. All Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans) on and after the Closing Date is subject to the satisfaction of the following conditions:

(a) unless such Borrowing is being incurred to fund a Limited Condition Acquisition with respect to which a LCT Election has been made, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date; provided, that, if such Borrowing is being incurred to fund a Limited Condition Acquisition with respect to which a LCT Election has been made, the Specified Representations shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; provided that, if such Borrowing is being incurred to fund a Limited Condition Acquisition with respect to which a LCT Election has been made, such Event of Default condition shall be tested on the date of execution of the applicable acquisition or other purchase agreement or irrevocable notice governing such Limited Condition Acquisition.

Each Borrowing shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, Holdings and the Borrower, jointly and severally, covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, commencing with the Fiscal Year ending 2017, the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except to the extent (and only to the extent) that such a “going concern” qualification or statement relates to (x) the report and opinion accompanying the financial statements for the Fiscal Year ending immediately prior to the stated final maturity date of any revolving credit loans, Term Loans, or Junior Lien Notes and which qualification or statement is solely a consequence of such impending stated final maturity date under this Agreement or (y) any potential inability to satisfy the Financial Covenant on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days (or, in the case of any fiscal quarter ending prior to the one year anniversary of the Closing Date, 60 days) after the end of each of the first three fiscal quarters of each fiscal year of the Company, commencing with the third Fiscal Quarter of Fiscal Year ending 2017, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit G executed by a Financial Officer of the Company (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) in the case of any such certificate delivered for any fiscal year ending on or after Fiscal Year ending 2018, setting forth reasonably detailed calculations of Excess Cash Flow for the applicable Excess Cash Flow Payment Period and the amount required to be paid pursuant to Section 2.10(b)(iv) on the relevant Excess Cash Flow Payment Date;

(d) concurrently with any delivery of financial statements under clause (a) above, (x) a Perfection Certificate Supplement or a certificate of a Financial Officer of the Company stating that there has been no change in the information set forth in the last Perfection Certificate or Perfection Certificate Supplement, as the case may be, most recently delivered to the Administrative Agent and (y) a certificate of a Financial Officer stating that the Company has complied with Section 5.09;

(e) not more than 90 days after the commencement of each fiscal year of the Company commencing after the Fiscal Year ending 2017, financial projections in form reasonably satisfactory to the Administrative Agent (including projected statements of income, sources and uses of cash and balance sheets, taking into account any sale of any Material Real Property intended to be consummated during such fiscal year) prepared by the Company (i) for each of the four fiscal quarters of such fiscal year prepared in detail and (ii) for each of the immediately succeeding two fiscal years prepared in summary form, in each case, on a consolidated basis, for the Company and its consolidated Subsidiaries and setting forth, with appropriate discussion, the principal assumptions upon which such financial projections are based;

(f) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(h) at any time there are any Unrestricted Subsidiaries, with each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, (i) the related combined financial statements of the Unrestricted Subsidiaries accompanied by the certification of a Financial Officer of the Company certifying that such financial information presents fairly in all material respects in accordance with GAAP, the financial position and results of operations of all Unrestricted Subsidiaries and (ii) a list of all Unrestricted Subsidiaries as of such date or confirmation that there has been no change in such information since the date of the last such list.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(f) and 5.02 shall be deemed to have been delivered if such statements and information shall have been posted by the Company on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Company acknowledges that (a) the Administrative Agent will make available information provided on or behalf of the Borrower (the “Company Materials”) to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its securities) (each, a “Public Lender”). The Company agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Company or its Subsidiaries (or any of their securities).

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Company obtains knowledge of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Restricted Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Holdings and the Company will, and will cause each of the Company’s Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises necessary to the conduct of their businesses, taken as a whole, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.

SECTION 5.04. Payment of Taxes. Holdings and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, pay at or before maturity or before they become delinquent, as the case may be, all its federal and other (including foreign) material Taxes upon it or its Property, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Holdings, the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) Holdings and the Company will, and will cause each of the Company’s Material Subsidiaries to, (i) keep and maintain all Property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain, with reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Holdings, the Company and each Restricted Subsidiary will, and will cause each of the other Loan Parties to name the Administrative Agent as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any general and umbrella liability insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent prior written notice before any such policy or policies shall be altered or canceled.

(b) If any portion of any Mortgaged Property is materially improved with a permanent structure and is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, (x) maintain, or cause to be maintained, with a reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06. Inspection Rights. Holdings and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of Holdings, the Company and the Company’s Subsidiaries, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants.

SECTION 5.07. Compliance with Laws; Compliance with Agreements. Holdings and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. (i) The proceeds of the Tranche B Term Loans made on the Closing Date will be used to finance the Transactions, including the repayment of Indebtedness under the Existing Credit Agreement, and to pay related fees, costs, and expenses and (iii) the proceeds of other Loans made following the Closing Date will be used to finance the working capital needs, and for general corporate purposes (including, without limitation, refinancing or repayment of existing Indebtedness, acquisitions and other investments), of the Company and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or knowingly indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Further Assurances; Additional Security and Guarantees.

(a) Holdings and the Company shall, and shall cause each applicable Restricted Subsidiary to, at the Company’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents (including, without limitation, any such action reasonably requested by the Administrative Agent in connection with the delivery by the Company of any Perfection Certificate Supplement).

(b) Upon the formation or acquisition of any Specified Domestic Subsidiary by the Company (and, in the case of clause (v) below, upon the acquisition of any Material Real Property by any Loan Party), within thirty (30) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:

(i) cause any such Specified Domestic Subsidiary to deliver such information as the Administrative Agent may reasonably request for purposes of establishing security interests in the assets of such Specified Domestic Subsidiary;

(ii) deliver all certificated Equity Interests of such Specified Domestic Subsidiary held by any Loan Party that are Collateral pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(iii) cause each such Specified Domestic Subsidiary to execute a supplement to the Guarantee and Security Agreement and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Guarantee and Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent;

(iv) cause any such Specified Domestic Subsidiary or the applicable Loan Party to the extent reasonably requested by the Administrative Agent to duly execute and deliver to the Administrative Agent counterparts of a Mortgage together with other items set for in paragraphs (ii) to (viii) of Schedule 5.09(d), with respect to any Material Real Property (but in no event prior to forty-five (45) days after the Company has given notice of such acquisition to the Administrative Agent and the Lenders and in no event prior to the Company receiving confirmation from the Administrative Agent and each Lender that flood insurance due diligence and compliance in accordance with Section 5.05(b) hereof has been completed); and

(v) if requested by the Administrative Agent, deliver a customary opinion of counsel to the Company with respect to the guarantee and security provided by such Specified Domestic Subsidiary.

(c) The Company will, and will cause its Restricted Subsidiaries which are Loan Parties to grant to the Administrative Agent security interests and mortgages (each, an “Additional Vessel Mortgage”) in each vessel acquired by such Person after the Closing Date and having an initial book value in excess of $5,000,000, within thirty (30) days after such acquisition or such longer period as may be reasonably acceptable to the Administrative Agent. All such Additional Vessel Mortgages shall be granted pursuant to documentation in form reasonably satisfactory to the Administrative Agent.

(d) To the extent not completed prior to the Closing Date, the Company shall satisfy the requirements set forth on Schedule 5.09(d) on or prior to the dates set forth on such Schedule (or such later dates as shall be reasonably acceptable to the Administrative Agent).

SECTION 5.10. Maintenance of Ratings. The Company will use commercially reasonable efforts to cause the extensions of credit under this Agreement and the Company to become and continue to be rated by both S&P and Moody’s (but not to maintain a specific rating).

SECTION 5.11. Lender Calls. Additionally, at the request of the Administrative Agent, the Company shall, within 30 days after the financial statements of the Company are delivered as provided above for any fiscal quarter of the Company, commencing with the financial statements for the third Fiscal Quarter of the Fiscal Year ending 2017, hold a meeting (which may be by conference call or teleconference), at a time and place selected by the Company and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter and the financial condition of the Company and its Subsidiaries.

SECTION 5.12. Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary of the Company as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 5.50 to 1.00, and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such ratio, (iii) immediately after giving effect to such designation, the consolidated total assets of all Unrestricted Subsidiaries in the aggregate shall not exceed 10.0% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purpose of the ABL Credit Agreement, Permitted Refinancing Indebtedness or Permitted Receivables Facility or if it was previously designated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s or its Restricted Subsidiaries’, as applicable, Investments therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Company in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Company’s or its Subsidiaries, as applicable, investment in such Subsidiary.

ARTICLE VI

Negative Covenants

From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, Holdings and the Borrower, jointly and severally, covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not create, incur, or assume, and will not permit any Restricted Subsidiary to create, incur, or assume, any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 or that could be incurred on the Closing Date pursuant to commitments set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c) Indebtedness of (i) any Loan Party to any other Loan Party (other than Holdings), (ii) any Restricted Subsidiary that is not a Loan Party to the Company or any other Restricted Subsidiary, (iii) any Loan Party to any Restricted Subsidiary that is not a Loan Party; provided all such Indebtedness permitted under subclause (iii) shall be subordinated to the Obligations of the issuer of such Indebtedness;

(d) Guarantees of Indebtedness of the Company or any other Restricted Subsidiary, all to the extent permitted by Section 6.05;

(e) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets and the proceeds and products thereof, accessions thereto and improvements thereon prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the sum of (A) the greater of (x) $75,000,000 and (y) 2.50% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) at any time outstanding and (B) solely in the case of any Indebtedness to finance the acquisition and construction of ships or vessels, $100,000,000;

(f) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(g) Indebtedness in respect of letters of credit, bank guarantees or similar instruments for the account of Foreign Subsidiaries in an aggregate amount outstanding not to exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(h) Indebtedness under the ABL Credit Agreement in an aggregate principal amount outstanding at any time not to exceed $250,000,000;

(i) (x) Indebtedness of Foreign Subsidiaries incurred in connection with grower loan programs in an aggregate principal amount not to exceed the greater of (1) $125,000,000 and (2) 4.50% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) at any time outstanding and (y) unsecured Indebtedness of the Company evidenced by a guaranty of Indebtedness permitted pursuant to preceding subclause (x) of this clause (i);

(j) Indebtedness of Foreign Subsidiaries incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed at any time outstanding the greater of (i) $75,000,000 and (ii) 2.50% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(k) Indebtedness of Foreign Subsidiaries, provided that Indebtedness shall be permitted to be incurred pursuant to this clause (k) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (k) at such time (including such Indebtedness) would not exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b))at any time outstanding;

(l) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(m) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Restricted Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;

(n) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(o) customer deposits and advance payments received in the ordinary course of business from customers of goods purchased in the ordinary course of business;

(p) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;

(q) (i) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary and not created in contemplation thereof; provided that, after giving effect to the acquisition of such Person, on a Pro Forma Basis the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 5.75 to 1.0 and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (q);

(r) Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees and obligations in respect of deferred compensation to employees of Holdings and its Restricted Subsidiaries;

(s) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Company to the extent permitted by Section 6.04;

(t) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(u) Indebtedness consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Foreign Jurisdiction Deposits;

(w) (i) additional Indebtedness of the Company or any of its Restricted Subsidiaries with no scheduled payments of principal occurring prior to the date that is six months after the Term Loan Maturity Date so long as (x) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (y) on a Pro Forma Basis the Consolidated Net Leverage Ratio (excluding the cash proceeds of the Indebtedness being incurred) as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 5.50 to 1.0 and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (w);

(x) other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (x) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (x) at such time (including such Indebtedness) would not exceed the greater of (i) $50,000,000 and (ii) 1.75% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(y) Indebtedness in respect of Investments permitted by Section 6.05(t);

(z) Incremental Substitute Indebtedness and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (z);

(aa) Refinancing Debt Securities and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (aa);

(bb) additional unsecured Indebtedness of the Company consisting of unsecured guarantees of (i) obligations (which guaranteed obligations do not themselves constitute Indebtedness) of one or more Restricted Subsidiaries of the Company, (ii) leases pursuant to which one or more Restricted Subsidiaries of the Company are the respective lessees and (iii) Indebtedness of Restricted Subsidiaries of the Company of the type permitted pursuant to clause (p);

(cc) Indebtedness of the Company which may be deemed to exist under its non-qualified excess savings plan for employees;

(dd) Indebtedness of the Loan Parties in respect of the Junior Lien Notes issued on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(ee) Indebtedness incurred in connection with a sale-leaseback transaction permitted pursuant to Section 6.11(x); and

(ff) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ee) above.

For purposes of determining compliance with this Section 6.01, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (b) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (ff) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (a) through (ff) above, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification.

SECTION 6.02. Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, or assume any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens pursuant to any Loan Document;

(c) any Lien on any Property of the Company or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Company or any Restricted Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Company or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not, except as otherwise permitted by this Section 6.02, apply to any other Property of the Company or any Restricted Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of assets subject to such Liens provided by one lender may be cross-collateralized to other financings provided by such lender;

(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and rights in favor of depository and securities intermediaries (including rights of setoff) to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) Liens securing Indebtedness permitted by Section 6.01(h); provided that any such Liens on the Collateral are subject to the Intercreditor Agreement on the basis applicable to the ABL Loans;

(h) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions and other investments permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11 including customary rights and restrictions contained in such agreements;

(i) Liens on cash and cash equivalents securing Indebtedness permitted by Section 6.01(l);

(j) Liens on Property of Restricted Subsidiaries that are not Loan Parties in connection with Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted by Section 6.01(g) or (k);

(k) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Restricted Subsidiary or (ii) secure any Indebtedness;

(l) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of banker’s acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(n) Liens on property or Equity Interests (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that do not constitute Collateral, which Liens secure Indebtedness and other obligations of such Foreign Subsidiary permitted under Section 6.01;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(q) rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(r) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Restricted Subsidiary;

(s) Liens on equipment owned by the Company or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(t) any restriction or encumbrance (including customary rights of first refusal and tag, drag and similar rights) with respect to the pledge or transfer of Equity Interests of (x) any Unrestricted Subsidiary, (y) any Subsidiary that is not a wholly-owned Subsidiary or (z) the Equity Interests in any Person that is not a Subsidiary;

(u) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (u) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (u) would not exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(v) Liens on any Property of (i) any Loan Party in favor of any other Loan Party (other than Holdings) and (ii) any Restricted Subsidiary that is not a Loan Party in favor of the Company or any other Restricted Subsidiary;

(w) Liens on the Collateral of the Loan Parties securing Indebtedness of the Loan Parties (other than Holdings) permitted by Section 6.01(z) or (aa) so long as the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the Intercreditor Agreement and, if such Indebtedness is intended to be secured on a pari passu basis with the Obligations, the First Lien Intercreditor Agreement;

(x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(y) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(z) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(aa) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(bb) restrictions imposed in the ordinary course of business and consistent with past practices on the sale or distribution of designated inventory pursuant to agreements with customers under which such inventory is consigned by the customer or such inventory is designated for sale to one or more customers;

(cc) Liens over promissory notes evidencing grower loans pledged in favor of financial institutions securing Indebtedness permitted to be incurred pursuant to clause (i) of Section 6.01;

(dd) Liens on the Collateral securing Indebtedness permitted by Section 6.01(w) and (dd); provided that such Liens are junior to the Liens securing the Obligations pursuant to the terms of the Intercreditor Agreement;

(ee) Liens (i) on property or assets used to defease or to satisfy and discharge Indebtedness and (i) in favor of a trustee in an indenture relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(ff) Liens arising in connection with sale-leaseback transactions permitted under Section 6.11; and

(gg) Liens on any Property securing Indebtedness permitted by Section 6.01(c), (t), (x), and (ee); provided, that, with respect to Liens securing Indebtedness permitted by Section 6.01(c) and (t), such Liens shall be subordinated to the Liens granted hereunder, to the extent the grantor is a Loan Party.

SECTION 6.03. Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a) any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11; provided that if the Borrower is a party to any such merger or consolidation transaction, the Borrower shall be the surviving Person in such merger or consolidation;

(b) any Loan Party may merge or consolidate with any other Person in a transaction in which such Loan Party is the surviving Person in such merger or consolidation; provided that neither the Company nor any of its Restricted Subsidiaries may merge or consolidate with Holdings pursuant to this paragraph (b) except in connection with a Qualifying IPO in which shares of common stock of the Company are publicly offered;

(c) any Subsidiary that is not a Loan Party may merge or consolidate with (i) any other Subsidiary that is not a Loan Party or (ii) any Loan Party (other than Holdings) in a transaction in which such Loan Party is the surviving Person in such merger or consolidation; and

(d) the Company may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Company is merged shall expressly assume all obligations of the Company under the Loan Documents, (y) the Person formed by such consolidation or into which the Company is merged shall be a corporation, limited liability company or limited partnership organized under the laws of a State in the United States and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents and (z) the Company shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement.

SECTION 6.04. Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, except

(a) the Company or any Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in Qualified Equity Interests;

(b) Restricted Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests;

(c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees thereof) of the Company and its Subsidiaries in an amount not to exceed (i) $15,000,000 (or, following a Qualified IPO, $30,000,000) in any fiscal year (with any unused amount of such base amount available for use in the next two succeeding fiscal years, subject to a maximum of $30,000,000 (or, following a Qualified IPO, $60,000,000) in any fiscal year), plus (ii) all net cash proceeds obtained from any key-man life insurance policies received by the Company or its Restricted Subsidiaries during such calendar year, plus (iii) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any parent entity, in each case to any future, present or former employees, directors, managers or consultants of the Issuer, any of its Subsidiaries or any parent entity that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement for value will not increase the Available Amount; provided, that cancellation of Indebtedness owing in connection with a repurchase of Equity Interests of the Company or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement; provided, further, that, the Company may elect to apply all or any portion of the aggregate increases contemplated by clauses (ii)-(iv) in any fiscal year;

(d) to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.07 (other than Section 6.07(a));

(e) repurchases of Equity Interests in the Company or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Company may cancel a portion of any equity compensation award in connection with the payment of withholding taxes by the Company and its Restricted Subsidiaries thereon on behalf of employees and directors of the Company and its Subsidiaries;

(g) the Company may make other Restricted Payments in an aggregate amount not to exceed the sum of (x) $25,000,000 less the aggregate principal amount of Specified Indebtedness repurchased or prepaid pursuant to Section 6.06(a)(iv)(A), plus (y) the Available Amount and, at the Company’s option, the amount of cash received by the Company in respect of Investments made pursuant to Section 6.05(v)(i) (not to exceed the amount originally contributed to the Company as the basis for making such Investments) that have not been otherwise been applied; provided that the Company may only make the Restricted Payments permitted under the foregoing clause (g) so long as (A) no Event of Default has occurred and is continuing or would arise after giving effect to such Restricted Payment and (B) if such Restricted Payment is made in reliance of the Available Amount pursuant to clause (g)(y) above, after giving pro forma effect to such Restricted Payment, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 5.70 to 1.00;

(h) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Company;

(i) the Company may distribute rights to holders of the Company’s common stock pursuant to a customary shareholder rights plan and the redemption of such rights for nominal consideration;

(j) Restricted Payments to Holdings the proceeds of which shall be used by any Parent Company to pay corporate and overhead expense attributable to the preservation of its existence or ownership of the Company and its Restricted Subsidiaries in the ordinary course of business in an amount not to exceed $3,000,000 in any fiscal year of the Company;

(k) (x) for any taxable period for which the Company is a member of a group filing a consolidated, combined or similar income tax return of which any direct or indirect parent of the Company is the common parent, the Company may make payments of dividends or other distributions to such direct or indirect parent, the proceeds of which will be used to pay consolidated or combined federal, state, local and/or foreign income taxes imposed on such direct or indirect parent to the extent such income taxes are attributable to the income of the Company and/or its Restricted Subsidiaries; provided that the amount of such payments in respect of any taxable period does not, in the aggregate, exceed the amount that the Company and/or its Restricted Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of such federal, state, local and/or foreign income taxes (as the case may be) in respect of such taxable period if the Company and/or its Restricted Subsidiaries paid such income taxes directly as a stand-alone consolidated or combined income tax group (reduced by any such taxes paid directly by the Company or any Restricted Subsidiary) and (y) for any taxable period for which the Company is treated as a pass-through entity for U.S. federal, state, and/or local income tax purposes, the Company may make payments of dividends or other distributions to its direct equity holder(s) (or, if a direct owner is a pass-through entity, to an indirect equity holder) for such taxable period, in an aggregate amount not to exceed the product of (1) the highest combined marginal federal and applicable state and/or local statutory tax rate (after taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the income in question) applicable to any direct (or, if a direct owner is a pass-through entity, indirect) equity holder of the Company for the taxable period in question, and (2) the taxable income of the Company for the taxable period in question, reduced by any cumulative net taxable loss with respect to all prior taxable periods beginning after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character that would permit such loss to be deducted against the income of the taxable period in question; provided, however, that the permitted payment pursuant to this clause (k) shall be reduced by any such income tax liabilities payable by the Company and its Restricted Subsidiaries;

(l) Restricted Payments pursuant to the Transactions;

(m) Restricted Payments to Holdings the proceeds of which shall be used by any Parent Company to pay customary costs, fees and expenses (other than to Affiliates) related to any equity or debt offering, refinancing, issuance, incurrence, Disposition, acquisition or Investment permitted by this Agreement (including, without limitation, Section 7.11 hereof) (in each case, whether or not consummated) and, following the consummation of a Qualifying IPO or the issuance of public debt securities, Public Company Costs;

(n) Restricted Payments used to make dividends on the common stock or common equity interests of the Company following any Qualified IPO of such common stock or common equity interests, in an amount not to exceed (x) 6.00% per annum of the proceeds received by or contributed to Company in or from such Qualifying IPO, plus (y) proceeds received by or contributed to the Company in or from any Qualified IPO, in excess of $300,000,000, so long as, after giving effect thereto on a Pro Forma Basis, the Consolidated Net Total Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 5.00 to 1.0;

(o) Restricted Payments necessary to finance any Investment permitted to be made pursuant to Section 6.05; provided that such Restricted Payment shall be made substantially concurrently with the closing of such Investment;

(p) so long as no Event of Default shall have occurred and is continuing or would result therefrom, additional Restricted Payments; provided that, after giving effect thereto on a Pro Forma Basis, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 4.00 to 1.00; and

(q) Restricted Payments made with proceeds of issuances of, or capital contributions with respect to, Qualified Equity Interests of Holdings to the extent contributed to the Company or, following a Qualified IPO, the Company and, in each case, not included in the Available Amount or utilized as the basis for any other Investment, Restricted Payment or payment in respect of Specified Indebtedness.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories described in clauses (a) through (o) above, the Company will be entitled to classify such Restricted Payment on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.04.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

SECTION 6.05. Investments. The Company will not, and will not allow any of its Restricted Subsidiaries to make or hold any Investments, except:

(a) Investments by the Company or a Restricted Subsidiary in cash and Cash Equivalents;

(b) loans or advances to officers, directors, consultants and employees of the Company and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings, provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c) Investments by (i) any Loan Party in any Loan Party (other than Holdings), (ii) any Restricted Subsidiary that is not a Loan Party in the Company or any Restricted Subsidiary, (iii) any Loan Party in any Restricted Subsidiary that is not a Loan Party, (iv) the Company or any Restricted Subsidiary in any Unrestricted Subsidiary or joint venture, and (v) any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary, so long as such Investments were not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided that at no time shall the aggregate outstanding amount of all such Investments made pursuant to this subclause (iii) exceed the greater of $50,000,000 and (y) 1.75% of Consolidated Total Assets for the most recently completed Test Period at the time made (excluding any intercompany accounts payable and receivable, guarantee fees and transfer pricing arrangements); provided further that at no time shall the aggregate outstanding amount of all such Investments made pursuant to this subclause (iv) exceed the greater of $25,000,000 and (y) 0.875% of Consolidated Total Assets for the most recently completed Test Period at the time made (excluding any intercompany accounts payable and receivable, guarantee fees and transfer pricing arrangements);

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i), (j), (k), (l) or (n) or Restricted Payments permitted by Section 6.04;

(f) (i) Investments existing or contemplated on the Closing Date and set forth on Schedule 6.05(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Company or any Restricted Subsidiary in the Company or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(g) Investments in Swap Agreements permitted under Section 6.01(l);

(h) Permitted Acquisitions, including, for the avoidance of doubt, any Investment in any Restricted Subsidiary in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition, which amount is actually applied by such Restricted Subsidiary to consummate such Permitted Acquisition substantially concurrently with the making of such Investment;

(i) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k) Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(l) any Investment; provided that the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made; provided further that (A) no Event of Default has occurred and is continuing or would arise after giving effect to such Investment and (B) after giving pro forma effect to such Investment, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 5.75 to 1.00;

(m) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower or Holdings;

(o) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Company or merged or consolidated with a Restricted Subsidiary in accordance with Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) lease, utility and other similar deposits in the ordinary course of business;

(q) loans or advances by the Company or any Restricted Subsidiary of the Company in connection with grower loan programs; provided that at no time shall the aggregate outstanding principal amount of all such loans and advances made pursuant to this clause (q) exceed $125,000,000 (determined without regard to write-downs or write-offs thereof);

(r) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under Section 6.03(b), Section 6.11(j) or Section 6.11(k), Restricted Payments permitted under Section 6.04 and payments in respect of Indebtedness not prohibited by Section 6.06;

(s) customary Investments in connection with Permitted Receivables Facilities;

(t) any Investment; provided that an Investment shall be permitted to be made pursuant to this clause (t) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (t) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(u) equity Investment by any Loan Party in any Restricted Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(v) Investments made with proceeds of issuances of, or capital contributions with respect to, Qualified Equity Interests of Holdings, in each case, to the extent contributed to the Company and not included in the Available Amount or utilized as the basis for any other Investment, Restricted Payment or payment in respect of Specified Indebtedness;

(w) Guarantees permitted by Section 6.01, (i) Guarantees by (A) any Loan Party of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Restricted Subsidiary in the ordinary course of business and (B) any Restricted Subsidiary that is not a Loan Party of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Restricted Subsidiary that is not a Loan Party in the ordinary course of business; and (iii) Guarantees incurred in respect of customary indemnification and purchase price adjustment obligations of any Loan Party or Restricted Subsidiary incurred in connection with Dispositions or Acquisitions permitted by this Agreement;

(x) so long as no Event of Default shall have occurred and is continuing or would result therefrom, additional Investments; provided that, after giving effect thereto on a Pro Forma Basis, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 4.25 to 1.00; and

(y) Investments in Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the guaranties provided by the Guarantors, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired.

For purposes of covenant compliance with this Section 6.05, the amount of any Investment shall be the aggregate investment at the time such Investment is made, without adjustment for subsequent increases or decreases in the value of such Investment or accrued and unpaid interest or cash dividends thereon, less all dividends or other cash distributions or any other amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.05 (other than Section 6.05(h)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investment is consummated in reliance on Section 6.05(h). For purposes of determining compliance with this Section 6.05, in the event that an Investment (or portion thereof) meets the criteria of more than one of the categories described in clauses (a) through (y) above, the Company will be entitled to classify such Investment on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) in any manner that complies with this Section 6.05.

SECTION 6.06. Prepayments, Etc. of Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, paid-in-kind interest, and payments of fees, expenses and indemnification obligations as and when due shall be permitted) any Specified Indebtedness or make any payment in violation of any subordination terms of any Specified Indebtedness, except (i) refinancing of Specified Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) payments upon the conversion of any Specified Indebtedness to cash or Qualified Equity Interests of the Company in accordance with its terms and the repurchase of any Specified Indebtedness required by the terms thereof, (iii) the prepayment of Indebtedness of the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary to the extent permitted by the Collateral Documents, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness, in an aggregate amount not to exceed the sum of (A) $25,000,000 minus the amount of Restricted Payments made pursuant to Section 6.04(g)(x) plus (B) the Available Amount and, at the Company’s option, the amount of cash received in respect of Investments made pursuant to Section 6.05(v)(i) (not to exceed the amount originally contributed to the Company as the basis for making such Investments) that have not been otherwise been applied so long as (A) no Event of Default has occurred and is continuing or would arise after giving effect to such prepayment, redemption, purchase, defeasance or other payment and (B) in the case of any such prepayment, redemption, purchase, defeasance or other payment made in reliance on this Section 6.06(iv)(B), after giving pro forma effect to such prepayment, redemption, purchase, defeasance or other payment, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 5.70 to 1.0, (v) the prepayments of Indebtedness of Restricted Subsidiaries that are not Loan Parties by Restricted Subsidiaries that are not Loan Parties, (vi) as part of an applicable high yield discount obligation catch-up payment, (vii) mandatory prepayments of any Junior Lien Notes (and related payments of interest) made with Declined Proceeds, (viii) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness with proceeds from Qualified Equity Interests not added to the Available Amount, and (ix) so long as no Event of Default shall have occurred and is continuing or would result therefrom, additional prepayments, redemptions, purchases defeasances, or otherwise; provided that, after giving effect thereto on a Pro Forma Basis, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 4.00 to 1.00.

For purposes of determining compliance with this Section 6.06(b), in the event that a prepayment (or portion thereof) meets the criteria of more than one of the categories described in clauses (i) through (viii) above, the Company will be entitled to classify such prepayment on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such prepayment (or portion thereof) in any manner that complies with this Section 6.06(a).

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Specified Indebtedness.

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments in excess of $2,500,000, except (a) at prices and on terms and conditions substantially as favorable to the Company or such Restricted Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Restricted Subsidiaries and any entity that becomes a Restricted Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of Holdings, the Company or such Restricted Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Investments, Restricted Payments and other payments, contributions and loans permitted under Section 6.04, 6.05 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of Holdings, the Company or its Restricted Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Company), (h) the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests of Holdings or the Company and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Company) than any of such documents and agreements as in effect on the Closing Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Company, its Restricted Subsidiaries and joint ventures in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement, (m) the provision of services to directors or officers of Holdings, the Company or any of its Restricted Subsidiaries of the nature provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business or transactions substantially similar to those that have been disclosed in the Company’s annual proxy statements filed with the SEC, and (n) the consummation of the Hawaii Plantation Acquisition and the performance of the Company’s (or the applicable Subsidiary’s) obligations thereunder.

SECTION 6.08. Changes in Fiscal Year. The Company will cause its fiscal year to end on the Saturday closest to December 31 of each calendar year.

SECTION 6.09. [Reserved].

SECTION 6.10. Restrictive Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement and any Permitted Refinancing Indebtedness in respect thereof, (ii) prohibitions, restrictions and conditions existing on the Closing Date (or any extension, refinancing, replacement or renewal thereof or any amendment or modification thereto that is not, taken as a whole, materially more restrictive (in the good faith determination of the Company) than any such restriction or condition), (iii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iv) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (v) agreements or arrangements binding on a Restricted Subsidiary at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Company or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, take as a whole, materially more restrictive (in the good faith determination of the Company) than such agreement or arrangement, (vi) prohibitions, restrictions and conditions set forth in Indebtedness of a Restricted Subsidiary that is not a Loan Party which is permitted by this Agreement, (vii) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (viii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Restricted Subsidiaries incurring or Guaranteeing such Indebtedness, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) customary provisions in leases restricting the assignment or subletting thereof, (xi) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xii) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto, (xiv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xv) any limitation or prohibition on the disposition or distribution of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements and (xvi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.11. Dispositions. The Company will not, and will not permit any Restricted Subsidiary to, make any Disposition, except:

(a) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Company and the Restricted Subsidiaries, in each case, in the ordinary course of business;

(b) Dispositions of inventory and other assets in the ordinary course of business;

(c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d) Dispositions of Property (including the issuance of Equity Interests) (i) to the Company or to a Restricted Subsidiary; provided that if the transferor of such Property is a Loan Party, the transferee thereof must be a Loan Party (other than Holdings), (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05 and (iii) consisting of Equity Interests of Foreign Subsidiaries to other Foreign Subsidiaries;

(e) Dispositions permitted by Sections 6.03, 6.04 and 6.05 and Liens permitted by Section 6.02 and Dispositions of Receivables and Permitted Receivables Related Assets in connection with Permitted Receivables Facilities;

(f) Dispositions of cash and Cash Equivalents (or other assets that were Cash Equivalents when the original Investment was made) in the ordinary course of business;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) Dispositions of Investments made pursuant to Section 6.05(v);

(i) transfers of Property to the extent subject to Casualty Events;

(j) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (j) (including such Disposition) during any fiscal year of the Company would not exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets as of the last day of the most recent fiscal year or fiscal quarter for which financial statements of the Company have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that, in addition to such maximum annual amount, Restricted Subsidiaries that are not Loan Parties may Dispose of additional assets with an aggregate fair market value (as determined in good faith by the Borrower) not to exceed $50,000,000 in any fiscal year (or $200,000,000 in the aggregate since the Closing Date) so long as the Net Cash Proceeds of any Disposition pursuant to this proviso are applied within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Company or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period to purchase assets used or useful in the business of the Company or a Restricted Subsidiary or used to acquire an entity engaged in a Permitted Business and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $10,000,000, the Company or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) Designated Non-Cash Consideration (when aggregated with the amount of Designated Non-Cash Consideration outstanding pursuant to clause (k) below) in an aggregate principal amount outstanding not to exceed the greater of (x) $25,000,000 and (y) 0.875% of Consolidated Total Assets at any time;

(k) Dispositions disclosed in writing to the Lenders prior to the Closing Date; provided that the Company or a Restricted Subsidiary shall receive not less than 75% of the consideration for any such Disposition in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) Designated Non-Cash Consideration in an aggregate principal amount outstanding (when aggregated with the amount of Designated Non-Cash Consideration outstanding pursuant to clause (j) above) not to exceed the greater of (x) $25,000,000 and (y) 0.875% of Consolidated Total Assets at any time;

(l) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(n) so long as no Event of Default has occurred and is continuing, the Company and its Restricted Subsidiaries may transfer inventory in a non-cash or cash transfer to Restricted Subsidiaries of the Company in the ordinary course of its business;

(o) so long as no Event of Default exists at the time of the respective transfer or immediately after giving effect thereto, Loan Parties shall be permitted to transfer additional assets (other than inventory, cash, Cash Equivalents and Equity Interests in any Loan Party) to other Restricted Subsidiaries of the Company, so long as cash in an amount at least equal to the fair market value of the assets so transferred is received by the respective transferor;

(p) the Company and its Restricted Subsidiaries may sell or exchange specific items of equipment, in connection with the exchange or acquisition of replacement items of equipment which are useful in a Permitted Business;

(q) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(r) Dispositions made to comply with any order of any Governmental Authority or any applicable Law;

(s) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(t) any Foreign Subsidiary may issue Equity Interests to qualified directors where required by applicable law or to satisfy other requirements of applicable law with respect to ownership of Capital Stock in Foreign Subsidiaries;

(u) the sale or issuance of the Equity Interests of any Foreign Subsidiary (other than a Loan Party) to any other Foreign Subsidiary including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(v) terminations or the unwinding of any Swap Agreement permitted hereunder;

(w) the Disposition of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(x) the Company, or any of its Restricted Subsidiaries may sell or transfer any property to any other Person that the Company or any of its Restricted Subsidiaries leases or intends to lease such property for substantially the same purpose as the property which has been or is to be sold or transferred so long as such transaction is either (i) a capital lease or purchase money Indebtedness permitted by Section 6.01(e), or (ii)(A) made for cash consideration or Qualified Equity Interests or the proceeds of an issuance of Qualified Equity Interests, (B) the Borrower or its applicable Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (C) the aggregate fair market value of the assets sold subject to all sale and leaseback transactions under this clause (x) shall not exceed the greater of $15,000,000 and 0.50% of Consolidated Total Assets of the Borrower determined at the time of consummating such Sale and Lease-Back Transaction (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable; and

(y) the consummation of the Hawaii Plantation Acquisition and the performance of the Company’s (or the applicable Subsidiary’s) obligations thereunder;

provided that any Disposition of any Property to the extent classified pursuant to one or more of Sections 6.11(j) and (k) shall be for no less than the fair market value of such Property at the time of such Disposition in the good faith determination of the Company.

SECTION 6.12. Lines of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than a Permitted Business.

SECTION 6.13. Passive Holding Company. Holdings shall not engage at any time in any business or business activity other than the following (and activities or operations incidental thereto): (i) ownership of Equity Interests of the Borrower, together with activities directly related thereto; (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) performance of its obligations under and in connection with the Loan Documents, the ABL Credit Agreement, the Junior Lien Notes, its charter and other organizational documents and any other agreements, instruments or other documents entered into in connection therewith or otherwise permitted hereunder; (iv) issuance of Equity Interests, the receipt of Restricted Payments made in accordance with Section 6.04, and the making of Restricted Payments with all property transferred, and cash and Cash Equivalents paid, to Holdings in accordance with the terms hereof (including without limitation the proceeds of any Restricted Payments made to Holdings in accordance with Section 6.04); (v) guaranteeing the obligations of the Company and its Restricted Subsidiaries solely to the extent such obligations of the Company and its Restricted Subsidiaries is not prohibited hereunder, (vi) as otherwise required to comply with Laws and any applicable court orders; (vii) participating in tax, accounting, legal and other administrative matters, (viii) providing indemnification to its current and former directors and officers, (ix) maintenance and administration of equity incentive or other benefit plans, (x) concurrently with the issuance of any Qualified Equity Interests, the redemption, purchase or retirement of any Equity Interests of Holdings using the proceeds of, or conversion or exchange of any Equity Interests of Holdings for, such Qualified Equity Interests, (xi) the performance of its obligations with respect to the documentation for any Indebtedness permitted under Section 6.01, (xii) holding cash and Cash Equivalents, received in accordance with the terms hereof, (xiii) such activities reasonably required (in the good faith determination of Holdings) after a Qualifying IPO, and (xiv) any other activities performed in connection with the foregoing clauses (i) through (xiii). Holdings shall (x) own no material assets other than the Equity Interests of the Company, its books and records and any rights under any of the agreements, instruments or other documents referenced in this Section 6.13, deposit and securities accounts of Holdings, all cash and Cash Equivalents deposits held therein, and cash and Cash Equivalents transferred or paid to Holdings in accordance with the terms hereof and (y) grant no Lien on any of the Equity Interests of Borrower other than Liens created pursuant to the Loan Documents, the ABL Credit Agreement, the Junior Lien Notes Indenture and other Indebtedness subject to the Intercreditor Agreement and any First Lien Intercreditor Agreement and ordinary course Liens incurred under customary deposit account agreements entered into by Holdings with respect to deposit accounts and any other Permitted Encumbrances.

SECTION 6.14. Financial Covenant. Commencing with the third Fiscal Quarter of Fiscal Year ending 2017, as of the last day of each fiscal quarter of the Company, the Company shall not permit the First Lien Net Leverage Ratio to be greater than the First Lien Net Leverage Ratio set forth below with respect to such fiscal quarter:

Fiscal Quarter end	Maximum First Lien Net Leverage Ratio
Third Fiscal Quarter of Fiscal Year 2017	6.00 to 1.00
Fourth Fiscal Quarter of Fiscal Year 2017	6.00 to 1.00
First Fiscal Quarter of Fiscal Year 2018	6.00 to 1.00
Second Fiscal Quarter of Fiscal Year 2018	6.00 to 1.00
Third Fiscal Quarter of Fiscal Year 2018	6.00 to 1.00
Fourth Fiscal Quarter of Fiscal Year 2018	6.00 to 1.00
First Fiscal Quarter of Fiscal Year 2019	5.75 to 1.00
Third Fiscal Quarter of Fiscal Year 2019	5.75 to 1.00
Third Fiscal Quarter of Fiscal Year 2019	5.75 to 1.00
Fourth Fiscal Quarter of Fiscal Year 2019	5.75 to 1.00
First Fiscal Quarter of Fiscal Year 2020	5.75 to 1.00
Third Fiscal Quarter of Fiscal Year 2020	5.75 to 1.00
Third Fiscal Quarter of Fiscal Year 2020	5.75 to 1.00
Fourth Fiscal Quarter of Fiscal Year 2020	5.75 to 1.00
First Fiscal Quarter of Fiscal Year 2021, and the last day of each fiscal quarter thereafter	5.50 to 1.00

ARTICLE VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay (i) any interest on any Loan or any fee when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days after notice to the Borrower by the Administrative Agent or any Lender,

(c) any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

(d) the Company or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Article VI or in the Fee Letter (other than the payment of fees referred to in clause (b) of this Article);

(e) any Loan Party or any Restricted Subsidiary, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Company;

(f) (i) the Company or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Swap Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which the Company or any Material Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by the Company or any Material Subsidiary as a result thereof is greater than $50,000,000 and the Company or any Material Subsidiary fails to pay such termination value when due after applicable grace periods;

(g) the Company or any Restricted Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets; provided, further that an ABL Financial Covenant Event of Default under the ABL Credit Agreement shall not constitute an Event of Default hereunder unless and until the ABL Lenders declare all such amounts outstanding under the ABL Credit Agreement to be immediately due and payable in accordance with the ABL Credit Agreement and such declaration has not been rescinded on or before such date (the “Term Loan Standstill Period”);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) Holdings, the Company or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more judgments or decrees shall be entered against the Company or any of its Material Subsidiaries involving a liability (to the extent not paid or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of $50,000,000 for all such judgments and decrees and all such judgments or decrees shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days; provided, however, that the rendering of any such other judgment(s) or decree(s) by courts outside of the United States shall not be an Event of Default under this clause (k) unless (i) the Company and its Restricted Subsidiaries which are subject to the judgment(s) or decree(s), as of the date of the issuance of such judgment(s) or decree(s) (or any later date while such judgment(s) or decree(s) are still in effect) have at least $50,000,000 in net assets (determined on a book basis without regard to any write-down or write-off of such assets as a result of such judgment(s) or decree(s)) located in the jurisdictions (i.e., the relevant country or countries or any larger jurisdiction of the respective court(s)) of the courts rendering such judgment(s) or decree(s) (which is (or are) final and non-appealable or has (or have) not been vacated, discharged, stayed or bonded pending appeal for any period of 60 consecutive days) or (ii) an order or orders enforcing such judgment(s) or decree(s) (which is (or are) final and non-appealable or has (or have) not been vacated, discharged, stayed or bonded pending appeal for any period of 60 consecutive days) is entered by a court or courts of competent jurisdiction in a jurisdiction or jurisdictions where the Borrower and/or its Restricted Subsidiaries subject to the order, as of the date of the entry of such order of enforcement (or any later date while any such order is still in effect), have at least $50,000,000 in net assets located in such jurisdiction or jurisdictions (determined on a book basis without regard to any write-down or write-off of such assets as a result of such judgment(s) or decree(s));

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on a material portion of the assets of Holdings, the Company or the Restricted Subsidiaries, taken as a whole, under Sections 401(a)(29) or 430(k) of the Code or under Section 4068 of ERISA;

(m) a Change of Control shall occur; or

(n) any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

On the CAM Exchange Date, the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Class in which it shall participate immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each Class immediately following the CAM Exchange. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 9.04, the Company and, if Solvest incurs any Loans hereunder, Solvest each hereby consents and agrees to the CAM Exchange. Each of the Company, the Lenders and, if Solvest incurs any Loans hereunder, Solvest agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Company or Solvest to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.    Notwithstanding the foregoing, the provisions of this paragraph shall not apply unless Designated Obligations of both the Company and Solvest are outstanding on the CAM Exchange Date.

ARTICLE VIII

The Administrative Agent

(a) Each of the Lenders hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. as its agent and authorizes Morgan Stanley Senior Funding, Inc. to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. as its collateral agent and authorizes Morgan Stanley Senior Funding, Inc. to take such actions on its behalf and to exercise such powers as are delegated to the collateral agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the collateral agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Company or a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company and (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Company (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this subsection). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender,” the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent, and the Company in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Required Lenders in consultation with the Company shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, without the consent of the Company (not to be unreasonably withheld), the Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Company or the Required Lenders, as applicable, and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with notice on the Removal Effective Date.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h) To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this subsection (i). The agreements in this subsection (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i) The Lenders irrevocably agree:

(i) that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (in each case, other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations, in each case not yet accrued and payable), (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than in the case of a transfer by a Loan Party, any transfer to another Loan Party), (C)

subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the Guarantee and Security Agreement pursuant to clause (iii) below;

(ii) (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and (B) that the Administrative Agent is authorized (but not required) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02; and

(iii) that any Guarantor shall be automatically released from its obligations under the Guarantee and Security Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guarantee and Security Agreement pursuant to this subsection (i). In each case as specified in this subsection (i), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee and Security Agreement in accordance with the terms of the Loan Documents and this subsection (i).

Anything herein to the contrary notwithstanding, none of the Arrangers and Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as the Administrative Agent or a Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company (on behalf of the Borrower) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Company and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Holdings and the Borrower shall, jointly and severally, indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower unless due to such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings or the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or by Holdings, the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b) or (c) or Section 9.08(a) in a manner that would alter the pro rata sharing of payments required thereby or change the order of application specified in Section 6.5 of the Guarantee and Security Agreement, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section 9.02, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligations under the Guarantee and Security Agreement without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender, (viii) amend the Intercreditor Agreement in any manner that would alter the lien priority or application of proceeds of Collateral in a manner adverse to the Lenders, without the written consent of each Lender or (ix) contractually subordinate the payment of the Obligations to any other Indebtedness or subordinate the Liens in favor of the Administrative Agent to Liens securing other Funded Debt without the consent of each Lender; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (2) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder which does not require the consent of each affected Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans (as determined by the Company in good faith), except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for each affected party in the event of a conflict of interest), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Holdings and the Borrower shall jointly and severally, indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by Holdings, the Borrower, their respective equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or controlling Persons; provided, further, that such indemnity shall exclude any Taxes, other than Taxes that arise from a non-Tax claim.

(c) To the extent that Holdings or the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit Holdings’ or the Borrower’s indemnification obligations set forth in this Section 9.03.

(e) All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 9.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 9.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of such Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and

Assumption, as of the “Trade Date”, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Article VII(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or (2) such assignment is an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Disqualified Institutions. No such assignment shall be made to a Disqualified Institution.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at the Company’s expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 9.04.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(c) shall be construed so that the Commitment and Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any Treasury Regulations (and any successor provisions) promulgated thereunder, including, without limitation, Treasury Regulations Sections 5f.103-1(c) and 1.871-14.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; it being understood that the documentation required under Section 2.16(e) shall be delivered solely to the participating Lender, which shall deliver it to the Administrative Agent and the Borrower. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish in connection with a Tax audit or Tax proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. This Section 9.04(d) shall be construed so that the Commitment and Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any Treasury Regulations (and any successor provisions) promulgated thereunder, including, without limitation, Treasury Regulations Sections 5f.103-1(c) and 1.871-14.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent or results from a Change in Law after the sale of such participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Holdings or the Borrower against any of and all the Obligations now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obligations of the Company or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is a first-tier Subsidiary of a Loan Party do not constitute such an asset (if owned by a Loan Party) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.10(b)(ii).

(b) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

(c) NOTWITHSTANDING THE FOREGOING SUBSECTIONS (a) AND (b), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (c) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction. The Borrower hereby irrevocably designates, appoints and empowers CT Corporation Systems, with offices on the Closing Date at 111 Eighth Avenue, New York, NY 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Company has been notified prior to such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from Holdings or any Subsidiary relating to Holdings or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Restricted Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each other Loan Party, which information includes the name and address of the Company and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and each other Loan Party in accordance with the Patriot Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.17. Flood Matters. Each of the parties hereto acknowledges and agree that, any increase, extension, or renewal of any of the Loans or Commitments shall be subject to (and conditioned upon) the prior delivery of “life-of-loan” Federal Emergency Management Agency standard flood hazard determinations with respect to each Mortgaged Property, and, to the extent any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of flood insurance as required by Section 5.05(b) hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOLE FOOD COMPANY, INC., as Borrower

By:
Name:
Title:

By:
Name:
Title:

DFC HOLDINGS, LLC

By:
Name:
Title:

By:
Name:
Title:

S-1

MORGAN STANLEY SENIOR FUNDING, INC., individually as a Lender and as Administrative Agent

By:
Name:
Title:

S-2